________________________________

SHARE EXCHANGE AGREEMENT

by and between

ROUNDY's, INC.

and

THE COPPS CORPORATION

________________________________

Dated as of May 16, 2001

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2.1 Share Exchange Consideration; Treatment of Stock

6.2 Conduct of the Business of the Company

Pending Closing........................................................37

6.3 Access to Personnel, Properties,

6.7 Access to Books and Records

7.11 Subordination, Nondisturbance and

Attornment Agreements.....................................46

7.12 Dissenting Shareholders....................................46

7.13 Shareholders' Meeting.......................................46

ARTICLE VIII..........................................................................46

Conditions to the Obligations of the Company and

11.8 Entire Agreement; Modifications;

11.12 Sole Remedy; Limited Liability

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is entered into this 16th day of May, 2001, by and between Roundy's, Inc., a Wisconsin corporation (the "Buyer") and The Copps Corporation, a Wisconsin corporation (the "Company").

WHEREAS, the Company is engaged in the wholesale distribution and retail sale of food and other products;

WHEREAS, the respective Boards of Directors of the Company and Buyer have approved a Share Exchange (as defined below) in accordance with the Wisconsin Business Corporation Law ("WBCL"), upon the terms and subject to the conditions set forth herein and in the Articles of Share Exchange attached hereto, as a result of which the Buyer will acquire the Company and the shareholders of the Company ("Shareholders") (other than Shareholders who perfect dissenter's rights) will be entitled to receive the consideration provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Share Exchange

1.1 Share Exchange.

(a) Subject to the terms and conditions of this Agreement and in accordance with the WBCL, at the Effective Time (as defined in Section 3.1), the Buyer and the Company shall consummate a share exchange (the "Share Exchange") in which each share of the Company's common stock, par value $1,000.00 per share (the "Company Common Stock") actually issued and outstanding at the Effective Time (including all shares issued upon the exercise of the Stock Options (as defined in Section 2.1(b)) (the "Shares") shall, except as provided in subsection (b) below, and without any action on the part of the holder thereof, be converted into the right to receive a proportionate share of the Share Exchange Consideration (as defined in Section 2.1) in the amounts, at the times and upon the conditions set forth herein. After the Effective Time and until surrendered and canceled, each stock certificate or option agreement (or other instrument evidencing a Stock Option) (each a "Certificate") which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (or a right to acquire Company Common Stock), other than Treasury Shares (as defined below), shall be deemed to represent only the right to receive, upon such surrender, a proportionate share of the Share Exchange Consideration. (Each holder of record of a Certificate shall hereinafter be referred to as an "Eligible Shareholder," and all of such Shares (including Stock Options converted to Shares) held by Eligible Shareholders shall be referred to as "Eligible Shares").

(b) Any share of Company Common Stock held as treasury stock ("Treasury Shares") at the Effective Time shall, by virtue of the Share Exchange, be canceled without payment of any consideration therefor and without any conversion thereof.

1.2 Effect of Share Exchange. Upon consummation of the Share Exchange, the Shares will be exchanged as provided in this Agreement, and the Eligible Shareholders shall be entitled only to their proportionate share of the Share Exchange Consideration provided in the Articles of Share Exchange or their rights under Sections 180.1301 to 180.1331 of the WBCL.

ARTICLE II
Share Exchange Consideration

2.1 Share Exchange Consideration; Treatment of Stock Options; Dissenters Rights.

(a) Share Exchange Consideration. Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by the Buyer for the Shares (the "Share Exchange Consideration") shall be: (i) Ninety-Five Million Dollars ($95,000,000), (ii) plus or minus the difference between the Closing Date Net Book Value (as defined in Section 2.6(c)) and Seventy Million Six Hundred Sixty-One Thousand Six Hundred Ninety-Six Dollars ($70,661,696) (the "Base Net Book Value"), and plus (iii) the Options Carryback Refund (as defined in Section 6.5(b)). The Share Exchange Consideration will be payable in the manner provided in Sections 2.2 through 2.10 and in Section 6.5(b) below.

(b) Treatment of Stock Options. Each outstanding option issued pursuant to the option plans of the Company (each, a "Stock Option") shall be deemed to have been exercised immediately prior to the Effective Time and converted into the right to receive a proportionate share of the Share Exchange Consideration, net of any consideration required to be paid by the holder thereof to the Company to exercise such option, which amount shall be deducted from the amount of Share Exchange Consideration received by such option holder. The consideration to be paid to the Company to exercise a Stock Option shall be referred to herein as the "Strike Price" of that option. (Each holder of record of an option agreement which, immediately prior to the Effective Time, represented a right to acquire Company Common Stock, shall hereinafter be referred to as an "Option Holder.") The Buyer shall deduct and withhold from that portion of the Share Exchange Consideration otherwise payable to the Payment Agent hereunder such amounts as the Buyer, in consultation with the Company, reasonably and in good faith determines are required to be deducted and withheld with respect to the making of payments to any Option Holder under the Code (as defined below), or any provision of state, local or foreign tax law (the "Options Tax Withholding"). Buyer shall be responsible to cause the Company to make the timely and proper remittance of amounts so withheld to the appropriate tax authorities.

(c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder ("Dissenting Shareholder") who has not voted in favor of the Share Exchange and who has timely demanded payment for such Shares in accordance with Sections 180.1301 to 180.1331 of the WBCL ("Dissenting Shares") shall not be converted into the right to receive the Share Exchange Consideration as provided in Section 1.1, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the WBCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive their proportionate share of the Share Exchange Consideration to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Buyer prompt notice of any demands received by the Company for payment of Dissenting Shares and, prior to the Effective Time, Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, make any payment with respect to, settle or offer to settle, any such demands. From time to time at or after the Effective Time, Buyer shall take all lawful action necessary to comply with the Company's obligations under Sections 180.1301 to 180.1331 of the WBCL and to make the appropriate cash payments, if any, to holders of Dissenting Shares.

2.2 Closing Payment. At the Closing, the Buyer shall pay the Share Exchange Consideration by means of wire transfer of immediately available funds as follows:

(a) to the Payment Agent (as defined in Section 2.3), the sum of Eighty-Six Million Dollars ($86,000,000) less the Company Financial Advisor Fee ( as defined in paragraph (d) below), less the Options Tax Withholding, and plus or minus the Estimated Net Book Value Adjustment (defined in Section 2.6(a)) (the "Closing Payment");

(b) to Firstar Bank Milwaukee, N.A. (the "Escrow Agent"), the sum of Two Million Dollars ($2,000,000) (the "Purchase Price Adjustment Escrow") to be held by the Escrow Agent in accordance with the terms of a Purchase Price Adjustment Escrow Agreement, substantially in the form of Exhibit C attached hereto (the "Purchase Price Adjustment Escrow Agreement"), which amount shall be applied to the payment of the Final Net Book Value Adjustment as provided in Section 2.6(g);

(c) to the Escrow Agent, the sum of Seven Million Dollars ($7,000,000) (the "Indemnity Escrow") to be held by the Escrow Agent in accordance with the terms of an Indemnity-Escrow Agreement, substantially in the form of Exhibit D hereto (the "Indemnity-Escrow Agreement"), which amount shall be used as a means of providing a limited fund from which the Buyer may recover for certain losses, as more fully provided therein; and

(d) to Davidowitz & Associates, Inc., the amount of its financial advisor fees and expenses due from the Company (the "Company Financial Advisor Fee"), as set forth in a statement that shall be delivered by the Company to the Buyer not later than three (3) days prior to the Closing Date, and which shall be signed by Davidowitz & Associates and shall certify that the amount to be paid as set forth thereon represents the entire amount that Davidowitz & Associates will look to the Company to pay in respect of its fees and expenses, and that, upon receipt of such amount, Davidowitz and Associates shall have no further claim against the Company or Buyer for the payment of any such fees or expenses and instead will look solely to the Payment Agent or the Liquidating Trust (as those terms are defined below) to pay on behalf of the Eligible Shareholders (out of the Payment Funds, as defined below) any additional such amounts that may be due it.

2.3 Payment Agent. Anderson, Shannon, O'Brien, Rice & Bertz shall serve as the agent (the "Payment Agent") for the purpose of effecting disbursement of the Closing Payment, the Initial Shareholder Distribution Amount (defined in Section 2.4), the Final Shareholder Distribution Amount (defined in Section 2.7) and the Options Carryback Refund. The Payment Agent shall hold the Initial Shareholder Distribution Amount, the Final Shareholder Distribution Amount and the Options Carryback Refund (collectively referred to as the "Payment Funds"), in trust for the exclusive benefit for the Eligible Shareholders, in accordance with the terms of a Payment Agent Agreement substantially in the form of Exhibit B hereto (the "Payment Agent Agreement"). The Payment Agent shall invest the undistributed Payment Funds as directed by the Company's Agent in (i) notes or bills of the United States of America, (ii) other short term obligations of, or obligations guaranteed by, the United States of America, or an instrumentality or agency of the United States of America, (iii) certificates of deposit or money market accounts (including collateralized certificates of deposit or money market accounts) of commercial banks or other financial institutions of the United States of America (which may include the Escrow Agent or its affiliates) having total assets in excess of $200,000,000, (d) commercial paper rated prime by Moody's Investor Service or A-1 by Standard and Poor's Corporation, or (e) one or more money market funds consisting primarily of the foregoing instruments. Except as otherwise provided herein, all earnings thereon shall inure to the benefit of the Eligible Shareholders. If for any reason the Payment Funds are inadequate to pay any amounts which are to be paid therefrom pursuant to this Article II, Buyer shall in any event be liable for payment thereof. The Payment Funds shall not be used for any purpose except as expressly provided in this Agreement.

2.4 Disbursement of Closing Payment. The Payment Agent shall disburse the Closing Payment as follows (except, in the case of amounts described in clauses (b) or (c) below, to the extent such amounts are accrued by the Company on the Closing Date Balance Sheet and taken into account in determining Closing Date Net Book Value): (a) to the Payment Agent an amount equal to the sum of (i) any fees and expenses that may be due and payable to the Payment Agent as agreed to from time to time between the Payment Agent and the Company's Agent, for its services as Payment Agent in connection with the Payment Agent Agreement, and (ii) the reasonably estimated amount of the out-of-pocket costs and disbursements for which the Payment Agent expects to be reimbursed pursuant to the Payment Agent Agreement; (b) to any attorney or accountant or other professionals retained by the Company or the Principal Shareholders, the amount of any unpaid actual legal, accounting or other professional fees and expenses payable by the Company in connection with the transactions contemplated hereby; and (c) to any surveyor or title company retained by Buyer, the amount of any title insurance premiums and survey costs incurred in connection with this transaction for the real estate owned or leased by the Company, up to a maximum amount of $50,000. The remainder of the Closing Payment (the "Initial Shareholder Distribution Amount") shall be retained by the Payment Agent for disbursement to the Eligible Shareholders in accordance with the procedures set forth in Section 2.5; provided, that if so directed by the Company's Agent, the Payment Agent may retain a portion of the Initial Shareholder Distribution Amount (not to exceed $700,000) as a "liquidating trust" or similar arrangement to be used (on such terms as the Company's Agent may direct) for the payment of various expenses and costs incurred or to be incurred by or on behalf of the Eligible Shareholders in connection with these transactions and as a source from which the Payment Agent and/or the Principal Shareholders may be indemnified by the Eligible Shareholders (referred to herein as the "Liquidating Trust").

2.5 Disbursement of Initial Shareholder Distribution Amount.

(a) No later than three (3) business days after the Effective Time, the Company shall deliver to the Payment Agent and to the Buyer a list setting forth the name and mailing address (as the same shall appear on the Company's stock transfer books) of each Eligible Shareholder (and identifying each Option Holder), the number of Shares and/or Stock Options held by such Eligible Shareholder and Option Holder, the Strike Price for each Stock Option, the name and mailing address of each Dissenting Shareholder, if any, and the number of Dissenting Shares held by each Dissenting Shareholder (the "Eligible Shareholder List").

(b) Promptly after the Effective Time, the Payment Agent shall request from each person on the Eligible Shareholder List a surrender of such person's Certificates, or in the event that such person has lost any Certificate, an affidavit of loss, stating that the holder of a Certificate has lost such Certificate, together with an indemnity agreement in a form approved by Buyer and by the Company's Agent, providing for indemnification of the Company, the Principal Shareholders, the Buyer, and the Payment Agent for any loss, damage or other expense resulting from a third party having a claim to such Certificate or the shares of stock underlying such Certificate ("Affidavit").

(c) Upon surrender of a Certificate (or delivery of an Affidavit, as the case may be), duly completed and executed, together with an appropriate IRS form W-9 or its equivalent and such letter of transmittal or other similar documentation as the Payment Agent may reasonably require, the Payment Agent shall promptly issue to the person surrendering such Certificate (or delivering such Affidavit), other than with respect to Dissenting Shares, payment of the pro-rata share of the Initial Shareholder Distribution Amount represented by such Certificate (or Affidavit) (the "Initial Pro-Rata Share"). The Initial Pro-Rata Share allocable to each Eligible Share shall be determined by dividing: (i) the Initial Shareholder Distribution Amount, plus the aggregate Strike Price, by (ii) the aggregate number of Eligible Shares. Notwithstanding the foregoing, the Initial Pro-Rata Share allocable to each Eligible Share which was the subject of a Stock Option shall equal (A) the Initial Pro-Rata Share determined in the manner provided in the preceding sentence, less (B) the Strike Price attributable to such Stock Option. In addition, the amounts payable in respect of Stock Options shall be subject to withholding as provided in Section 2.1(b) above. Notwithstanding the foregoing, that portion of the Initial Shareholder Distribution Amount that would otherwise be payable to the Dissenting Shareholders (if any) shall be paid to Buyer on behalf of the Company.

(d) A Certificate surrendered pursuant to this Section 2.5 shall not be canceled upon such surrender but shall continue to evidence the right of the person surrendering such Certificate (or Affidavit) to receive a pro-rata share of the Final Shareholder Distribution Amount and the Options Carryback Refund and such Certificate (or Affidavit) shall be canceled only after payment of such pro-rata share of the Final Shareholder Distribution Amount has been made pursuant to Section 2.7 and the payment of such pro-rata share of the Options Carryback Refund has been made pursuant to Section 2.10. Until so canceled, each such Certificate (or Affidavit) shall be retained by the Payment Agent in trust for the sole and exclusive benefit of the person surrendering such Certificate. Cancellation of a Certificate as provided herein shall not prejudice any Eligible Shareholder's rights to receive any remaining unpaid portion of the Share Exchange Consideration that he or she or it would otherwise be entitled to receive hereunder.

(e) If payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment of the pro-rata share of the Initial Shareholder Distribution Amount, the Final Shareholder Distribution Amount and the Options Carryback Refund allocable to the shares of Company Common Stock represented by any Certificate (or Affidavit) that the Certificate so surrendered (or Affidavit so delivered) be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, with signature guaranteed, and is otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by law as a result of such payment to a person other than the record holder of the Certificate surrendered, or shall establish to the Payment Agent's satisfaction that such tax has been paid or is not applicable.

(f) From and after the Closing Date, there shall be no further transfers on the stock transfer books of the Company of the Shares. Each Certificate presented to the Company for transfer after the Effective Time shall represent only the right of the transferee to receive the pro-rata share of the Initial Shareholder Distribution Amount, the Final Shareholder Distribution Amount and the Options Carryback Refund allocable to the shares of Company Common Stock represented by any Certificate (or Affidavit) so presented, in the amounts, at the times, and upon the conditions set forth in this Section 2.5, Section 2.8 and Section 2.10, and such Certificate shall be canceled at the time and in the manner provided by Section 2.10.

(g) None of the Escrow Agent, the Payment Agent, the Company, or Buyer shall be liable to any former holder of Company Common Stock for any cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

(h) The Payment Agent shall provide each Eligible Shareholder with an appropriate blank certificate that such Eligible Shareholder can use to certify that such Eligible Shareholder is not subject to "backup withholding" under the Code. Unless the Payment Agent receives such certification, the Payment Agent shall be entitled to deduct and withhold from the disbursement of any moneys to any Eligible Shareholder under this Section 2.5. Section 2.8 or Section 2.10 such amounts as the Company is required to deduct and withhold with respect to the making of the payment of any withholding tax payments under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Eligible Shareholder in satisfaction of this Agreement.

(i) No interest will be paid or accrued on any amounts payable to any Eligible Shareholder hereunder, except as provided in Section 2.6(g) and as provided in the Indemnity-Escrow Agreement and the Purchase Price Adjustment Escrow Agreement. Any interest earned, or other gains or earnings received with respect to, the Payment Funds shall be disbursed for the benefit of the Eligible Shareholders.

2.6 Net Book Value Adjustment. The Share Exchange Consideration shall be adjusted (the "Net Book Value Adjustment") in accordance with this Section 2.6.

(a) Estimated Net Book Value. Prior to the Closing, the Company will prepare an estimate of the Closing Date Net Book Value (as defined in Section 2.6(c)) of the Company, which estimate will be based on the interim financial statements of the Company as of the end of the accounting period next preceding the Closing Date (the "Estimated Net Book Value"). The Company shall deliver the estimate to the Buyer for Buyer's approval. The difference (positive or negative) between the Estimated Net Book Value and the Base Net Book Value is referred to herein as the "Estimated Net Book Value Adjustment."

(b) Closing Balance Sheet and Closing Date Net Book Value Statement. Within sixty (60) days after the Closing Date, the Company's Agent shall deliver to the Buyer: (i) a balance sheet (together with appropriate supporting schedules and work papers) of the Company as of the Effective Time, (the "Closing Balance Sheet"), audited by Arthur Andersen, LLP (the "Company's Accountants"), prepared from the books and records of the Company in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the "Financial Statements" (as hereinafter defined), and (ii) a statement of the Closing Date Net Book Value (as determined pursuant to Section 2.6(c)) of the Company as of the Effective Time accompanied by a statement from the Company's Agent to the effect that such statement has been prepared in accordance with the terms of this Agreement (the "Closing Date Net Book Value Statement").

(c) Definition of Closing Date Net Book Value. For purposes of this Agreement, the term "Closing Date Net Book Value" shall mean the book value of the Company's assets less its liabilities, as set forth on the Closing Balance Sheet, determined as of the Effective Time in a manner consistent with that used in the preparation of the Financial Statements, and in any event in accordance with GAAP, but subject to the following:

(i) inventory located in the Company's retail stores shall be determined using the "retail method" in accordance with GAAP, and inventory located in the Company's distribution facilities will be valued at its cost to the Company, in each case consistent with the Company's historical methods for calculating inventory values, based on a physical inventory at each of the Company's retail stores and distribution facilities, to be taken by Regis Inventory Service on dates mutually agreed upon by Buyer and the Company, at or as near as practicable to the Closing Date but in no event more than 33 days prior to the Closing Date (the cost of such physical inventory to be borne by the Company and, to the extent not paid prior to the Closing Date, accrued as a liability on the Closing Balance Sheet). The Buyer and the Company shall each have representatives present to observe the physical inventory. The physical inventory tabulation (and the value of inventory for purposes of the Closing Date Net Book Value) shall not include inventory (whether at the Company's retail stores or at the distribution facilities) which is damaged, spoiled, outdated, obsolete or otherwise unsalable at normal retail price in the ordinary course of business at the Company's retail stores, or does not comply with the representation and warranty set forth in Section 4.20 below, provided that any such inventory which has been written down on the books of the Company or a Subsidiary to its net realizable value shall be included at such value;

(ii) the Closing Date Net Book Value will reflect an accrual for employee vacation and holiday pay, the amount thereof to be determined in accordance with GAAP, provided that in making such determination for purposes of this subsection (ii) accrued employee vacation and holiday pay will include that which each employee has earned but not used as of the Effective Time, as well as a pro rata portion of that which each employee has accrued through the Effective Time, even though the employee may not be entitled thereto unless he or she would have remained employed by the Company for some additional time after the Effective Time, and the gross amount so determined will be reduced by the amount of accrued vacation pay that employees will be assumed to forfeit, at a forfeiture rate consistent with the Company's past experience;

(iii) accounts receivable will be valued at their estimated net collectible balance in a manner consistent with the Company's historical practice;

(iv) in connection with the closure of the Company's two retail stores located in Marshfield, Wisconsin and Oshkosh, Wisconsin (the "Closed Stores"), subject to subparagraph (v)(C) below, entries will be made in the Company's accounts to record all costs incurred and liabilities or expenses properly accrued in connection with such closures, including entries to reflect related income tax effects, in each case in accordance with GAAP, such costs and expenses to include the costs of personnel (including severance pay, whether under the Company's existing "Copps Corporation Severance Pay Plan" (the "Severance Pay Plan") or otherwise) and reductions in value of inventory;

(v) To the extent any entries are made in the Company's accounts during the period from December 29, 2000 through the Effective Time (the "Interim Period") to record or reflect any of the following matters, such entries shall be reversed for purposes of determining the Closing Date Net Book Value:

(A) Entries (if any) to record or reflect the exercise or deemed exercise of the Stock Options; provided that entries made to reflect the income tax benefit of such exercise or deemed exercise shall be made (and not reversed) but only to the extent they reflect a reduction in income taxes payable as of the Effective Time (including the Stub Period, as defined in 6.5 below), and not to the extent they reflect any anticipated receipt of the Options Carryback Refund (as defined in Section 6.5), or any future income tax benefit attributable to any carry-forward of income tax losses; and provided further, that an entry will be made (and not reversed) to reflect an accrued liability of the Company (and the corresponding charge to earnings in the Interim Period) for sixty percent (60%) of the employer's portion of the federal FICA (including OASDI and Medicare) tax due in connection with the exercise or deemed exercise of the Stock Options;

(B) Entries to record or reflect any income tax benefit (or anticipated income tax benefit) of any carry-back or carry-forward of tax losses to periods prior to or after the Stub Period, except as provided in the last sentence of paragraph (vi) below ;

(C) Entries to record or reflect any of the following relating to any Closed Store: any write-down in the value of (or impairment of) any fixed assets or goodwill; and any reserve or accrual for future lease costs or, in the case of a Closed Store that is owned by the Company, for future ownership or occupancy costs; and, if any Closed Store is, with the consent of the Buyer, sold prior to the Closing Date, any losses, commissions and other expenses associated with the sale of such Closed Store. Any entries to reflect the income tax effects of any such matters shall also be reversed; and

(D) Entries to record a charge to earnings for (i) the payment of any prepayment fees incurred in connection with the prepayment of the Company's debt to the State of Wisconsin Investment Board and/or Massachusetts Mutual Life Insurance Company ("Long-Term Debt") or (ii) the write-off of the unamortized balance of any refinancing costs carried as an asset on the Company's books relating to the Long-Term Debt that is so repaid.

(vi) No value will be reflected in the Closing Date Net Book Value for the Options Carryback Refund or any other tax benefit attributable to the Options Deduction (as defined in Section 6.5 below) that is expected to be realized in any taxable year ending after the Effective Time as a result of the carry-forward of any income tax losses or deductions arising in any periods prior to the Effective Time (including, without limitation, the Options Deduction). If there is a Non-Options Carryback Refund (as defined in Section 6.5(b) below), the value thereof shall be reflected in the Closing Date Net Book Value to the extent and in the manner required by GAAP; and

(vii) Forty Percent (40%) of any gain otherwise recognized under GAAP prior to the Effective Time in connection with the sale or other disposition of the Company's real estate in Jamaica will be reversed and will not be reflected in the Closing Date Net Book Value.

(d) Buyer's Review. As soon as practicable after its receipt of the Closing Balance Sheet and the Closing Date Net Book Value Statement, but in any event not more than thirty (30) days thereafter, the Buyer shall: (i) cause Deloitte & Touche, the Buyer's independent certified public accountants ("Buyer's Accountants"), to review the Closing Balance Sheet and the Closing Date Net Book Value Statement and (ii) deliver to the Company's Agent either a notice of acceptance of the Closing Date Net Book Value Statement (a "Notice of Acceptance") or a notice of dispute relating to the Closing Date Net Book Value Statement setting forth in reasonable detail the basis for such dispute (a "Dispute Notice").

(e) Access. After the Closing Date, the Buyer shall allow the Company's Agent and the Company's Accountants and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Company, including but not limited to the books, records, schedules, work papers and audit programs of the Buyer and the Buyer's Accountants and to have reasonable access to and assistance from the Company's employees to the extent such documents and access are necessary or appropriate to prepare the Closing Balance Sheet and Closing Date Net Book Value Statement in accordance with Section 2.6(b) and to respond to any Dispute Notice delivered by the Buyer pursuant to Section 2.6(d).

(f) Dispute Resolution. In the event the Buyer delivers a Dispute Notice, such dispute shall be resolved in accordance with the procedures set forth below.

(i) Mutual Agreement. The Buyer and the Company's Agent shall endeavor, through good faith negotiations, to resolve any such dispute on terms mutually acceptable to them. The Buyer's Accountants, on behalf of the Buyer, and the Company's Accountants, on behalf of the Company and the Company's Agent (such accountants being hereinafter collectively referred to as the "Parties' Accountants"), may participate in such negotiations to the extent requested by the parties.

(ii) Neutral Accountants. If such dispute or controversy is not resolved by the mutual agreement of the parties or the Parties' Accountants within thirty (30) days after the Company's Agent's receipt of the Dispute Notice, the Buyer and the Company's Agent jointly shall appoint, within fifteen (15) days thereafter, a national accounting firm other than one of the Parties' Accountants (and, provided further, that if the parties cannot agree on the selection of such a national accounting firm, they shall select such national accounting firm by lot from among the "Big-Five" accounting firms other than the Parties' Accountants) (the firm so appointed being referred to as the "Neutral Accountants"), to resolve such dispute or controversy. The Neutral Accountants shall be instructed to use their best efforts to make their determination as to such dispute or controversy within thirty (30) days after their appointment. The Neutral Accountants shall act as arbitrators, and their determination shall be final, binding and conclusive as between the Buyer and the Company's Agent and the Shareholders absent fraud or manifest error.

(iii) Fees. The respective fees and disbursements of the Parties' Accountants shall be borne by the party that retained them. The fees and disbursements of the Neutral Accountants shall be apportioned equally between the Buyer and the Company's Agent, and the Company's Agent's share of any such amounts payable to the Neutral Accountants shall be paid as provided in Section 2.7.

(g) Final Net Book Value Adjustment. Within fifteen (15) days after the delivery of the Notice of Acceptance or, in the event of delivery of a Dispute Notice, within fifteen (15) days after a final determination thereof as described in Section 2.6(f) (the "Purchase Price Adjustment Settlement Date"), the Buyer and the Company's Agent jointly shall prepare and deliver to the Escrow Agent, a certification, executed by the Buyer and the Company's Agent, itemizing the sums to be disbursed from the Purchase Price Adjustment Escrow Fund and authorizing such disbursement, as follows: If the Closing Date Net Book Value (as finally determined in the manner provided above) is greater than the Estimated Net Book Value, the amount of such excess, with interest on such excess at the rate of six percent (6.0%) per annum from and after the Closing Date to the date of payment, together with the entire amount of the Purchase Price Adjustment Escrow (including the actual interest and other income earned thereon), shall be paid by the Buyer to the Payment Agent for the benefit of the Eligible Shareholders (other than Dissenting Shareholders), for disbursement as provided in Sections 2.7 and 2.8 below. If the Closing Date Net Book Value is less than the Estimated Net Book Value, the amount of such deficiency shall be paid to Buyer, out of the Purchase Price Adjustment Escrow, together with the actual interest and other income earned from and after the Closing Date to the date of payment on the portion of such Escrow Fund so returned to Buyer, and the remaining balance of the Purchase Price Adjustment Escrow (including the actual interest and other income earned on such portion) shall be paid to the Payment Agent for the benefit of the Eligible Shareholders (other than Dissenting Shareholders), for disbursement as provided in Sections 2.7 and 2.8 below. The difference (positive or negative) between the Estimated Net Book Value and the Closing Date Net Book Value is referred to herein as the "Final Net Book Value Adjustment." Promptly upon receipt of such certification as provided above, the Escrow Agent shall pay the sums indicated in such certification to the parties entitled thereto by wire transfer of immediately available funds as provided in the Purchase Price Adjustment Escrow Agreement.

2.7 Determination of Final Shareholder Distribution Amount. Promptly after its receipt of the amounts to be paid to the Payment Agent as provided in Section 2.6(g) above, the Payment Agent shall make disbursements therefrom as follows (except, in the case of amounts provided in paragraphs (b) or (c) below, to the extent such amounts are accrued by the Company on the Closing Date Balance Sheet and taken into account in determining Closing Date Net Book Value): (a) to the Payment Agent, the amount necessary to effect a final payment of any out-of-pocket costs and disbursements which it has incurred in discharging its obligations pursuant to this Agreement for which it is entitled to be reimbursed pursuant to the Payment Agent Agreement; (b) to the Neutral Accountants, the Company's Agent's share of any amounts payable to the Neutral Accountants as provided in Section 2.6(f)(iii) above; and (c) to any attorney or accountant or other professionals retained by the Company prior to the Closing Date or by the Company's Agent, the amount of any unpaid legal, accounting or other professional fees and expenses payable by the Company in connection with the transactions contemplated hereby. The remaining amount, if any (the "Final Shareholder Distribution Amount"), shall be retained by the Payment Agent for disbursement to the Eligible Shareholders (other than Dissenting Shareholders) in accordance with the procedures set forth in Section 2.8.

2.8 Disbursement of Final Shareholder Distribution Amount.

(a) Promptly after the payment of amounts under Section 2.7(a), the Payment Agent shall issue to each person who surrendered a Certificate (or delivered an Affidavit), and thereupon received their Initial Pro-rata Share pursuant to Section 2.5 (other than in respect of Dissenting Shares), payment of such person's pro-rata share of the Final Shareholder Distribution Amount represented by such Certificate (or Affidavit) ("Final Pro-Rata Share"). The Final Pro-rata Share allocable to each Eligible Share shall be determined by dividing: (i) the Final Shareholder Distribution Amount by (ii) the aggregate number of Eligible Shares. That portion of the Final Shareholder Distribution Amount that would otherwise be payable to the Dissenting Shareholders (if any) shall be paid to the Buyer on behalf of the Company.

(b) Upon payment of the Final Pro-Rata Share in respect of Eligible Shares represented by a Certificate (or Affidavit), such Certificate shall be retained by the Payment Agent until payment of the Options Carryback Refund as provided in Section 2.10.

(c) Subsections (e) through (i) of Section 2.5 shall apply to the disbursement of the Final Shareholder Distribution Amount pursuant to this Section 2.8.

2.9 Combination of Payments. If for any reason an Eligible Shareholder has not been issued his or her pro-rata share of the Initial Shareholder Distribution Amount at the time of the disbursement of the Final Shareholder Distribution Amount under Section 2.8, the Payment Agent shall either (i) issue separate checks to such Eligible Shareholder labeled "Initial Shareholder Distribution" and "Final Shareholder Distribution," or (ii) issue a combined check along with a written itemization of such amounts.

2.10 Payment of Options Carryback Refund. Upon the Company's or the Buyer's receipt of the Options Carryback Refund, the Company or Buyer promptly shall pay the amount thereof to the Payment Agent. Promptly upon its receipt of the Options Carryback Refund, the Payment Agent shall issue to each person who surrendered a Certificate (or delivered an Affidavit), and thereupon received their Final Pro-Rata Share pursuant to Section 2.8 (other than in respect of Dissenting Shares), payment of such person's pro-rata share of the Options Carryback Refund represented by such Certificate (or Affidavit) in the same proportion as the payment of the Final Pro-Rata Share; provided, that if so directed by the Company's Agent, the Payment Agent may retain all or a portion of the Options Carryback Refund in the Liquidating Trust to be used (on such terms as the Company's Agent may direct) for the purposes described in Section 2.4 above. Notwithstanding the foregoing, that portion of the Options Carryback Refund that would otherwise be payable to the Dissenting Shareholders (if any) shall be paid to the Buyer. Upon payment of the Options Carryback Refund represented by such Certificate (or Affidavit), such Certificate shall be canceled, provided that such cancellation shall not prejudice any Eligible Shareholder's rights to receive any remaining unpaid portion of the Share Exchange Consideration that he or she or it would otherwise be entitled to receive hereunder.

2.11 Unclaimed Portions of Share Exchange Consideration. Any portion of the Share Exchange Consideration which has been made available to the Payment Agent which remains unclaimed by the Eligible Shareholders of the Company after three (3) years following the Effective Time shall be delivered to the Buyer, upon demand of the Buyer, and the Payment Agent shall thereupon cancel all Certificates in its possession. Any Eligible Shareholders shall thereafter look only to the Buyer for payment of their portion of the Share Exchange Consideration. In the event that the Company or Buyer does not receive an Options Carryback Refund within three (3) years following the Closing Date, the Payment Agent shall cancel all Certificates in its possession, and any Eligible Shareholders shall thereafter look only to the Buyer for payment of their portion of the Options Carryback Refund, if any, that may be received.

ARTICLE III

Closing; Closing Deliveries

3.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Whyte Hirschboeck Dudek S.C., Suite 2100, 111 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202, on May 18, 2001 at 9:00 A.M., or on such other date or at such other location as the parties shall mutually agree in writing (the "Closing Date"), and shall become effective for all purposes on May 19, 2001 at 11:59 P.M. (the "Effective Time"); provided, that if all the conditions to the Closing as provided herein have not been met or waived prior to May 18, 2001, then the Closing Date shall automatically be extended to a date one day after the date on which the last of such conditions is so met or waived, but not in any event later than the Termination Date (as defined in, and as it may be extended by, the provisions of Section 9.1(e) below), and the Effective Time shall similarly be extended to 11:59 P.M. on the extended Closing Date, or such other time upon which the parties mutually agree. The parties shall file Articles of Share Exchange with the Wisconsin Department of Financial Institutions on the Closing Date, and such Articles of Share Exchange shall provide that they shall become effective as of the Effective Time.

3.2 Deliveries.

(a) Deliveries by the Company. The Company shall deliver or cause to be delivered to the Buyer at the Closing the following:

(i) certificate, dated as of the Closing Date and executed by the Chief Executive Officer, the President or the Chief Financial Officer of the Company (in his capacity as such), to the effect that (A) each of the representations and warranties of the Company made under Article IV hereof is true and correct in all material respects on the Closing Date as though made on such date (except as to matters that are reflected in an update to the Disclosure Schedule provided by the Company to the Buyer at or prior to the Closing (the "Updated Disclosure Schedule"), provided that the Updated Disclosure Schedule shall not be considered in determining whether the condition set forth in Section 7.1 has been fulfilled) and (B) the Company has performed and complied in all material respects with all covenants, conditions and obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date;

(ii) a certified copy of the current Articles of Incorporation and Bylaws of the Company;

(iii) all minute books, stock books, stock transfer records, corporate seals and other corporate and shareholder records of the Company and each Subsidiary (as hereinafter defined);

(iv) letters of resignation, dated as of the Closing Date, of all of the officers and members of the board of directors of the Company and the Subsidiaries; provided, that such officer's voluntary resignation from such offices shall not, in and of itself, prejudice any right to any benefits to which such person otherwise would become entitled under the Company's existing Severance Pay Plan upon a termination of his employment, and the amount of any such benefits which may become payable thereunder upon a subsequent termination of employment shall be calculated as though such person had continued to hold such office until the time his employment terminated; and provided further, that with respect to officers and board members who are not Principal Shareholders, the Company shall be obligated only to use its commercially reasonable best efforts to obtain such resignations;

(v) a written opinion of Anderson, Shannon, O'Brien, Rice & Bertz, counsel for the Company, dated the Closing Date, substantially in the form of Exhibit G hereto;

(vi) a copy, certified as of the Closing Date by the Secretary of the Company, of the resolutions of the board of directors and Shareholders of the Company authorizing the execution, delivery and performance of this Agreement by the Company;

(vii) executed counterparts of the following agreements:

(A) Articles of Share Exchange and a Plan of Share Exchange, substantially in the form of Exhibit A attached hereto ("Plan of Share Exchange");

(B) Payment Agent Agreement entered into by and among the Buyer and the Company and the Payment Agent, substantially in the form of Exhibit B hereto;

(C) Purchase Price Adjustment Escrow Agreement entered into between the Buyer and the Company and the Escrow Agent, substantially in the form of Exhibit C hereto;

(D) Indemnity-Escrow Agreement entered into between the Buyer and the Company and the Escrow Agent, substantially in the form of Exhibit D hereto;

(E) Personal Indemnification Agreement entered into between the Buyer and certain shareholders of the Buyer, substantially in the form of Exhibit E hereto ("Personal Indemnification Agreement"); and

(F) Noncompetition Agreements entered into between the Buyer and Michael W. Copps, Timothy J. Copps, Frederic C. Copps, Thomas R. Copps, and Donald C. Copps, (the "Principal Shareholders"), substantially in the form of Exhibit F hereto (the "Noncompetition Agreements).

(viii) certificates of status issued by the Wisconsin Department of Financial Institutions dated within twenty (20) business days of the Closing Date certifying that the Company and each Subsidiary is a domestic corporation organized under the laws of the State of Wisconsin and has filed its annual report required under the WBCL; and

(ix) evidence, reasonably satisfactory to the Buyer, as to the termination of all stockholder agreements, voting trust agreements, nominee arrangements, options, warrants, rights or other privileges with respect to any shares of the Company's capital stock, if any, other than the Stock Options.

(b) Deliveries by the Buyer. The Buyer shall deliver to the Company (or, in the case of (i) below, to the Payment Agent) at the Closing the following:

(i) payment of the Purchase Price in accordance with the provisions of Article II;

(ii) a certificate, dated as of the Closing Date and executed by a Vice President of the Buyer to the effect that: (A) each of the representations and warranties of the Buyer made under Article V hereof is true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date and (B) the Buyer has performed and complied in all material respects with all covenants and obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date;

(iii) the written opinion of Whyte Hirschboeck Dudek S.C., counsel for the Buyer, dated the Closing Date, substantially in the form of Exhibit H hereto;

(iv) a copy, certified as of the Closing Date by a proper officer of the Buyer, of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement by the Buyer;

(v) executed counterparts of each of the agreements specified in Section 3.2(a)(vii) above to which the Buyer is a party;

(vi) Certificate of Status issued by the Wisconsin Department of Financial Institutions dated within twenty (20) business days of the Closing Date certifying that the Buyer is a domestic corporation organized under the laws of the State of Wisconsin and has filed its annual report required under the WBCL; and

(vii) all executed written consents of third parties to the Share Exchange contemplated hereunder which may be required pursuant to any agreement or arrangement which the Buyer is a party.

ARTICLE IV
Representations and Warranties of the Company

The Company makes the representations and warranties set forth in this Article IV, each of which is true and correct as of the date hereof:

4.1 Corporate Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Company is current in all filings necessary to maintain its corporate existence under Wisconsin law and no proceedings have been filed or are pending for its dissolution or winding up. The Company has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted. The Company is not required to be qualified as a foreign corporation in any jurisdiction. The Company has, upon or prior to execution of this Agreement, delivered to the Buyer complete and correct copies of its Articles of Incorporation, as amended to date (certified by the Wisconsin Department of Financial Institutions as of a recent date), and Bylaws, as amended to date (certified by the Secretary of the Company as of a recent date). Neither the Articles of Incorporation nor the Bylaws of the Company have been amended since the dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments.

4.2 Authorization; No Violations. This Agreement and the transactions contemplated hereby have been approved by all necessary corporate action on the part of the Company (including the approval of its Board of Directors), except for the shareholder approval contemplated by Section 6.1 below. Except as set forth in Section 4.2 of the disclosure schedule attached hereto (the "Disclosure Schedule"), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of the Company or any Subsidiary (as defined in Section 4.4 hereof); (ii) breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under or an event which would give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent of or the giving of any notice to any third party under, any note, bond, indenture, credit facility, mortgage, security agreement, lease, license, franchise, permit or other agreement, instrument or obligation to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary or any of their properties or assets may be bound, or give rise to the creation of any lien, claim, pledge, security interest, mortgage, equity, right of first refusal, options, contractual commitment, conditional sales contract, reservation, restriction, charge, or encumbrance of any nature whatsoever (each an "Encumbrance") upon the capital stock of the Company or upon the properties or assets of the Company or any Subsidiary; (iii) violate or conflict with any law, statute, rule, regulation, ordinance, code, judgment, order, writ, injunction, decree or other requirement of any court or of any governmental body or agency thereof applicable to the Company or any Subsidiary or by which any of their properties or assets may be bound; or (iv) require any registration or filing by the Company, the Subsidiaries or any Shareholders of the Company with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Company, any Subsidiary or any of Shareholders of the Company to, any governmental or regulatory body, agency or authority, other than the HSR Filings (as defined in Section 7.3) and applications, approvals, or consents relating to the transfer of any "Licenses" (as defined in Section 4.12).

4.3 Capitalization of the Company. The authorized, issued and outstanding shares of all classes of capital stock of the Company, and the record and beneficial ownership thereof, is set forth in Section 4.3 of the Disclosure Schedule (the "Outstanding Shares"). Section 4.3 of the Disclosure Schedule also sets forth, with respect to each Stock Option, the name of each Option Holder, the number of Stock Options held by such Option Holder, the date on which each Stock Option was granted, and the Strike Price of each Stock Option. The Outstanding Shares and the Options together constitute 100% of the issued and outstanding shares of the capital stock of the Company on a fully diluted basis (i.e., after giving effect to the exercise of all options, warrants or similar rights to acquire shares of stock) and there are no other shares of any class of capital stock authorized, issued or outstanding as of the date hereof. All of the Outstanding Shares were duly and validly authorized and issued and are fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes. Except as disclosed in Section 4.3 of the Disclosure Schedule, there are no agreements, arrangements or understandings (including, without limitation, options or rights of first refusal), to which any Shareholder, the Company or any Subsidiary is a party, or by which any Shareholder, the Company or any Subsidiary is bound relating to the ownership, acquisition or disposition of the Outstanding Shares or any interest therein, and there are no agreements, arrangements or understandings to which any Shareholder, the Company or any Subsidiary is a party or by which they are bound relating to the repurchase or redemption of any shares of the Company's capital stock. Except as disclosed in Section 4.3 of the Disclosure Schedule, there are no outstanding options, warrants or other rights to subscribe for or purchase, or securities convertible into or exchangeable for, shares of the Company's capital stock, there are no agreements, arrangements or understandings to which the Company or any Subsidiary is a party or by which they are bound pursuant to which the Company is or may be required to issue or sell additional shares of the Company's capital stock, and no person other than the Shareholders owns or holds any legal, equitable or beneficial interest in or right to any shares of the Company's capital stock or other equity interest in the Company of any nature whatsoever.

4.4 Subsidiaries and Affiliates. Section 4.4 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation, capitalization, ownership, officers and directors of each corporation or other entity in which the Company has direct or indirect equity interest or other ownership interest (other than public companies in which the Company holds less than a 5% interest) ("Subsidiary") and the jurisdictions, if any, in which each Subsidiary is qualified or licensed to do business as a foreign corporation. Section 4.4 of the Disclosure Schedule also describes briefly the business of and assets (including material intangible assets) owned by each Subsidiary. All of the outstanding shares of capital stock of each Subsidiary owned by the Company are free and clear of any Encumbrance, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes, and are validly issued, fully paid and nonassessable. The Company owns 100% of the issued and outstanding shares of all classes of capital stock of each Subsidiary. There are no options, warrants, conversion privileges or any other rights, agreements, arrangements or understandings (including, without limitation, rights of first refusal) with respect to any shares of capital stock of any Subsidiary. Each Subsidiary (i) is a corporation duly organized and validly existing under the laws of its state of incorporation, (ii) is current in all filings necessary to maintain its corporate existence under such law and no proceedings have been filed or are pending for its dissolution or winding up, (iii) has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted, and (iv) is not required to be qualified to transact business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Section 4.4 of the Disclosure Schedule. The Company has, upon or prior to the execution of this Agreement, delivered to the Buyer complete and correct copies of the Articles of Incorporation, as amended to date (certified by the Wisconsin Department of Financial Institutions) and Bylaws, as amended to date (certified by the Secretary of the Company as of a recent date) of each Subsidiary. Neither the Articles of Incorporation nor the Bylaws of any Subsidiary have been amended since the dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments.

4.5 Financial Statements. The Company has heretofore delivered to Buyer copies of the audited financial statements of the Company for the fiscal years ended January 31, 1997, January 30, 1998, January 29, 1999, January 28, 2000 and January 26, 2001, and unaudited interim financial statements for the period ended December 29, 2000. All of the aforesaid financial statements, including all notes thereto, are herein referred to collectively as the "Financial Statements." The Financial Statements (i) have been prepared from and are consistent with the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iii)  fairly and accurately present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates, and for the periods, stated therein; provided, that the unaudited interim financial statements do not reflect customary year end adjustments and accruals and lack footnote disclosure and other presentation items.

4.6 Absence of Undisclosed Liabilities. To the Knowledge of the Company, the Company and the Subsidiaries do not have any liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), except (i) to the extent reflected or reserved against in the Financial Statements, (ii)  obligations incurred pursuant to contracts entered into in the ordinary course of business and identified in an appropriate section of the Disclosure Schedule hereto (or which by the express terms of this Agreement were not required to be so disclosed), (iii)  liabilities incurred in the ordinary course of business since the date of the most recent of the Financial Statements, all of which liabilities are properly reflected in the books and records of the Company or the applicable Subsidiary and will, if not paid, be reflected on the Closing Balance Sheet, and (iv) other liabilities set forth in Section 4.6 of the Disclosure Schedule.

4.7 Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Disclosure Schedule, since January 26, 2001, the Company and the Subsidiaries have carried on their businesses in the ordinary course and consistent with past practice. Except as set forth in Section 4.7 of the Disclosure Schedule, or as expressly contemplated by this Agreement, since January 26, 2001, the Company and the Subsidiaries have not:

(a) incurred any obligation or liability for borrowed money (other than advances under existing credit facilities in the ordinary course of business and consistent with past practice), nor guaranteed, or agreed to act as surety, indemnitor, co-signer or accommodation party for, any indebtedness, liability or obligation of any third party, except for liability due to endorsement of checks in the normal course of collection;

(b) suffered any damage, destruction or loss, whether or not covered by insurance, affecting their properties, assets or business, exceeding $10,000 individually or $50,000 in the aggregate;

(c) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the ordinary course of business and consistent with past practice;

(d) sold or transferred any of their assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any material debts or waived any claims or rights of a material nature;

(e) leased, licensed or granted to any person or entity any rights in any of their assets or properties outside the ordinary course of business and inconsistent with past practice;

(f) experienced any material adverse change in their financial condition, results of operations, cash flows, assets, liabilities, business or operations taken as a whole;

(g) made any material change in any accounting principle or practice or in their method of applying any such principle or practice;

(h) issued any additional shares of capital stock or any options, warrants or other rights to purchase, or any securities convertible into or exchangeable for, shares of their capital stock;

(i) declared or paid any dividends on or made any other distributions (however characterized) in respect of shares of their capital stock;

(j) repurchased or redeemed any shares of their capital stock;

(k) organized any new subsidiary, acquired any capital stock or other equity security of any corporation or acquired any equity or other ownership interest in any business; and

(l) entered into any agreement or legally binding commitment to do any of the foregoing.

4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Disclosure Schedule, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), or claims (including without limitation, worker's compensation claims) pending or, to the Knowledge of the Company, any governmental investigations or audits pending, nor to the Knowledge of the Company, are any of the foregoing threatened, against the Company or any Subsidiary or their properties, assets or business (nor are any of the foregoing pending or, to the Knowledge of the Company, threatened against, relating to or involving any of the Principal Shareholders, officers, directors, employees or agents of the Company or any Subsidiary in connection with the businesses of the Company or the Subsidiaries). There are no such suits, actions, proceedings, or claims pending, or, to the Knowledge of the Company, any governmental investigations or audits pending, nor, to the Knowledge of the Company, are any of the foregoing threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth in Section 4.8 of the Disclosure Schedule, there is no judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which the Company or any Subsidiary is a party, or involving the properties, assets or businesses of the Company or any Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or said Subsidiary.

4.9 Taxes.

(a) Except as set forth in Section 4.9 of the Disclosure Schedule, all returns and reports relating to Taxes (as hereinafter defined) which are required to be filed with respect to the Company and the Subsidiaries on or before the date hereof or which will be required to be filed on or before the Closing Date have been, or will be, duly and timely filed and all such returns and reports are, or will be, complete and correct in all material respects. Except as set forth in Section 4.9 of the Disclosure Schedule, all Taxes imposed or that may in the future be imposed on or with respect to the Company or any Subsidiary for or relating to taxable periods prior to and through the Effective Time or relating to the activities of the Company prior to and through the Effective Time, whether or not they have been assessed prior to the Effective Time, have been paid, will be paid prior to the Closing Date, or, if not assessed or due and payable as of the Effective Time, will be accrued for on the Closing Balance Sheet and taken into account in the determination of the Company's Closing Date Net Book Value. Except as set forth in Section 4.9 of the Disclosure Schedule, there are no actions or proceedings currently pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary by any governmental authority for the assessment or collection of Taxes, within the past six (6) years no claim for the assessment or collection of Taxes has been asserted or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary, and there are no matters under discussion by the Company or any of the Shareholders with any governmental authority regarding claims for the assessment or collection of Taxes against the Company or any Subsidiary. There are no agreements, waivers, or applications by the Company or any Subsidiary for an extension of time for the assessment or payment of any Taxes. There are no Tax liens on any of the assets of the Company or any Subsidiary (other than any lien for current Taxes not yet due and payable). Except as set forth in Section 4.9 of the Disclosure Schedule, to the Company's Knowledge, no issue has arisen in any examination of the Company or any of the Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld.

(b) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean and include any and all foreign, national, federal, state, local, or other taxes, charges, duties, fees, levies or other assessments, payments-in-lieu of taxes, social security obligations, deficiencies, fees, export or import duties, or other governmental charges, including, without limitation, income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, any installment payment for taxes and contributions or other amounts determined with respect to compensation paid to directors, officers, employees or independent contractors, from time to time imposed by or required to be paid to any governmental authority (and including any additions to tax thereon, penalties for failure to pay any Tax or make any deposit or file any return or report, and interest on any of the foregoing).

(c) Except as set forth in Section 4.9 of the Disclosure Schedule, the Company and each of the Subsidiaries timely has withheld proper and accurate amounts from its employees, customers, Shareholders and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws, and has paid such withheld amounts on a timely basis to the appropriate taxing authorities.

4.10 Title to Properties and Related Matters.

(a) Owned Real Property. Section 4.10(a) of the Disclosure Schedule contains a complete and correct list of all real property owned by the Company or any Subsidiary and all real property for which the Company or any Subsidiary has any option (other than options to purchase contained in real property leases described on Section 4.10(b) of the Disclosure Schedule) or other right or obligation to purchase (the "Owned Real Property"). Except as set forth in Section 4.10(a) of the Disclosure Schedule, no ownership interest in any Owned Real Property or other real property reflected in the most recent Financial Statement has been disposed of, and no real property has been acquired by the Company or any Subsidiary since the date of the most recent Financial Statement. With respect to all such Owned Real Property, the Company or the applicable Subsidiary, as the case may be, has good and marketable title in fee simple thereto, including all structures, plants, improvements, systems and fixtures thereon, free and clear of all Encumbrances whatsoever, except (i) as specifically disclosed in Section 4.10(a) of the Disclosure Schedule, (ii) liens for Taxes not yet delinquent or due and payable, and (iii) easements, rights-of-way and similar covenants and restrictions of record and municipal and zoning ordinances and building use restrictions filed of record which do not in any material way impair the use of such property in the manner currently used or impair the Company's or the applicable Subsidiary's good and marketable title to such Owned Real Property (the matters described in the preceding clauses (ii) and (iii) being referred to herein as "Permitted Encumbrances," which term shall also include the matters so defined at Section 4.10(d) below). Except as set forth in Section 4.10(a) of the Disclosure Schedule, none of the structures, plants, buildings, improvements or systems located on any Owned Real Property encroaches on any real property owned by others. Except as set forth in Section 4.10(a) of the Disclosure Schedule, none of the Owned Real Property nor any portion thereof is subject to any lease, sublease, license, or other agreement, arrangement or understanding for its use or occupancy by any person other than the Company or a Subsidiary.

(b) Leased Real Property. Section 4.10(b) of the Disclosure Schedule sets forth a complete and correct list of all real property leases and subleases to which the Company or any Subsidiary is a party, as tenant ("Leased Real Property"), together with (a) a brief description of the property leased and (b) the name of the owner and any sublessors of the property. The Company has previously made available to the Buyer complete and correct copies of each lease or sublease (and in the case of any sublease, the underlying prime lease) and any amendments thereto listed in Section 4.10(b) of the Disclosure Schedule. Except as set forth in Section 4.10(b) of the Disclosure Schedule, (i) each such lease or sublease (and in the case of any sublease, to the Knowledge of the Company, the underlying prime lease) is in full force and effect; (ii) all lease payments due to date on any such lease or sublease (and in the case of any sublease, to the Knowledge of the Company, the underlying prime lease) have been paid, and neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party is in default under any such lease or sublease (or, in the case of any sublease, the underlying prime lease), and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company, the applicable Subsidiary or, to the Knowledge of the Company, any other party under such lease or sublease; and (iii)  there are no material disputes or disagreements between the Company, the applicable Subsidiary and to the Knowledge of the Company, any other party with respect to any such lease or sublease (or, in the case of any sublease, the underlying prime lease). The Company or the applicable Subsidiary has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about the Leased Real Property which are owned by the Company or the applicable Subsidiary, free and clear of any Encumbrances (but subject to the interests of landlords under any applicable leases). Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Leased Real Property nor any portion thereof is subject to any sublease, license, or other agreement for its use or occupancy by any person other than the Company or a Subsidiary.

(c) Real Property Representations. The following representations and warranties in this Section 4.10(c) apply to the Owned Real Property and the Leased Real Property (the "Real Property"). Except as set forth in Section 4.10(c) of the Disclosure Schedule, no work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any mechanics', materialmen's, workmen's, repairmen's, carriers' or similar liens aggregating in excess of $25,000. The structures, plants, improvements, systems and fixtures (excluding storage tanks or other impoundment vessels, whether above or below ground) located on each such parcel of Real Property conform with all Federal, state and local statutes and laws and all ordinances, rules, regulations and similar governmental and regulatory requirements applicable to their current uses (except as set forth in Section 4.10(c) of the Disclosure Schedule) and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of Real Property, in view of the purposes for which it is currently used, conforms with all covenants or restrictions of record and each such parcel conforms with all applicable building codes and zoning requirements current, valid certificates of occupancy (or equivalent governmental approvals) have been issued for each item of Real Property to the extent required by law; and the Company has no Knowledge of any proposed material change in any such governmental or regulatory requirements or in any such zoning requirements. Except as set forth in Section 4.10(c) of the Disclosure Schedule, all existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are in good operating condition and repair, ordinary wear and tear excepted. The maintenance and operation of such items located in or about the Real Property are and have been conducted in substantial compliance with the terms and conditions of all leases or subleases to which the Company or any Subsidiary is a party. The Company or the applicable Subsidiary has all easements, rights-of-way and similar rights necessary to conduct its business as presently conducted and to use the items of Real Property as currently used, including, without limitation, easements and licenses for pipelines, power lines, water lines, roadways and other access. All such easements and rights are valid, binding and in full force and effect, any amounts due and payable thereon to date have been paid or have been fully accrued for in the books and records of the Company or the applicable Subsidiary neither the Company, the applicable Subsidiary nor, to the Knowledge of the Company, any other party thereto is in default thereunder, and there exists no event or condition affecting the Company, the applicable Subsidiary or any other party thereto, which, with the passage of time or notice or both, would constitute a material default thereunder. No such easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement.

(d) Personal Property. Except as set forth in Section 4.10(d) of the Disclosure Schedule, the Company and each Subsidiary has good and marketable title to all items of equipment, machinery, vehicles, furniture, fixtures and other tangible personal property currently owned or used by the Company and each Subsidiary (and reflected on the Financial Statements or acquired after the date thereof, other than personal property sold or otherwise disposed of in the ordinary course of business and consistent with past practice), free and clear of any Encumbrances except: (i) as specifically disclosed in Section 4.10(d) of the Disclosure Schedule, (ii) liens for Taxes and other governmental charges which are not yet due and payable, (iii) security interests and other liens shown on the most recent Financial Statements, and (iv) those imperfections of title and encumbrances, if any, which, individually or in the aggregate, are not substantial in character, amount or extent and do not materially detract from the value of the property subject thereto and do not materially interfere with the use of such property in the conduct of normal business operations ("Permitted Encumbrances"). All such items of personal property currently used by the Company or its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, are physically located at or about the Company's owned or leased premises, and are owned outright by the Company or the applicable Subsidiary, or validly leased by the Company. No such item of personal property is subject to any sublease, license or other agreement for its use by any person other than the Company or the applicable Subsidiary. The maintenance and operation thereof has complied with all applicable laws, regulations, ordinances, contractual commitments and obligations, except where such failure to comply would not have a Material Adverse Effect. Except as set forth in Section 4.10(d) of the Disclosure Schedule or as disclosed in the Financial Statements, no item of tangible personal property with a book value exceeding $25,000 owned or used by the Company or any Subsidiary is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement; as to each item of personal property subject to any such agreement, Section 4.10(d) of the Disclosure Schedule sets forth a brief description of the property in question and the underlying obligation.

(e) Personal Property Leases. Section 4.10(e) of the Disclosure Schedule sets forth a complete and correct list and summary description of all personal property leases to which the Company or any Subsidiary is a party (either as landlord or tenant) wherein the property leased has a book value exceeding $25,000 or the total annual rental payments in any year exceed $10,000 ("Material Personal Property Leases"). The Company has previously made available to the Buyer complete and correct copies of each Material Personal Property Lease (and any amendments thereto). Except as set forth in Section 4.10(e) of the Disclosure Schedule, (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company, nor the applicable Subsidiary, nor, to the Knowledge of the Company, any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company, the applicable Subsidiary or any other party under such lease; and (iii) there are no material disputes or disagreements between the Company, the applicable Subsidiary and any other party with respect to any such lease.

4.11 Computer Software. All computer software used by the Company or installed on any computers owned or used by the Company is either (i) owned by the Company or (ii) used pursuant to valid and effective licenses from the owners thereof. The Company is not in material breach or default under any of such licenses, and has not received any notice suggesting or alleging that any such material breach or default has occurred or that the Company is using or has used any computer software without an appropriate license therefor.

4.12 Licenses, Permits, Authorizations and Consents. Section 4.12 of the Disclosure Schedule sets forth all material approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities, whether foreign, federal, state or local (collectively, "Licenses") held by or granted to the Company and each Subsidiary and required for the continued operation of Company's or Subsidiary business as currently conducted, identified by store location. Each of the Licenses is in full force and effect. The Company is in compliance with all of the terms, conditions and requirements imposed by each of the Licenses, except where the failure so to comply would not have a Material Adverse Effect. Neither the Company, nor any of the Subsidiaries has received any notice of, and the Company has no Knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such License, except as set forth in Section 4.12 of the Disclosure Schedule. The Licenses set forth in Section 4.12 of the Disclosure Schedule include all Licenses which are required for the ownership of the Company's or the applicable Subsidiary's assets or the conduct of its business as it is presently conducted.

4.13 Intellectual Property. Section 4.13 of the Disclosure Schedule sets forth a complete and correct list of all patents, patent applications, material unpatented inventions, trademarks and service marks, logos, trademark and service mark registrations (and applications therefor), trade or business names and copyrights owned by and registered in the name of the Company or any Subsidiary, or used by the Company or any Subsidiary in the conduct of their businesses (collectively, the "Intangible Rights"). Except as set forth on Section 4.13 of the Disclosure Schedule, the Company or the applicable Subsidiary has the right to use all of the Intangible Rights, including, but not limited to the name "Copps," in its business as and where the same is currently conducted and the use of such Intangible Rights in the conduct of the Company's or the applicable Subsidiary's business as and where the same is currently conducted does not infringe or conflict with the rights of others in any manner. Except as set forth in Section 4.13 of the Disclosure Schedule, there are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense the Intangible Rights. Neither the Shareholders nor the Company have received any notice or claim that any of the Intangible Rights infringes upon or conflicts with the rights of any other person. Except as set forth in Section 4.13 of the Disclosure Schedule, to the Knowledge of the Company, there is no infringement or violation by any other person of the Company's or any Subsidiary's rights in any of the Intangible Rights.

4.14 Contracts.

(a) Except as set forth in Section 4.14 of the Disclosure Schedule (or in Sections 4.10 [Title], 4.13 [Intellectual Property], 4.15 [Employees], or 4.20 [Material Suppliers] of the Disclosure Schedule), and except for contracts or agreements that would have been required to be identified on any of the foregoing sections of the Disclosure Schedule but for the fact that they were excepted from disclosure pursuant to the terms of the applicable Section of this Agreement, neither the Company nor any Subsidiary is a party to, or subject to:

(i) any contract or series of related contracts, other than Purchase Orders (as hereinafter defined), which obligates the Company to make annual expenditures or involves receipts by the Company or the applicable Subsidiary of more than $50,000;

(ii) any Material Personal Property Lease;

(iii) any lease of real property;

(iv) any license agreement other than software licenses described in Section 4.11 hereof;

(v) any contract or agreement not made in the ordinary course of business and consistent with past practice, involving annual payments exceeding $5,000 in any case;

(vi) any note, bond, indenture, credit facility, mortgage, security agreement or other instrument or document which creates, provides for, secures or otherwise governs any indebtedness for money borrowed or a security interest or mortgage in the assets of the Company or any Subsidiary;

(vii) any warranty, indemnity or guaranty issued by the Company;

(viii) any contract granting to any person the right to use any material item of property or property right of the Company or any Subsidiary;

(ix) any contract restricting the right of the Company or any Subsidiary to engage in any business activity or compete with any business;

(x) any option, agreement, offer or right to purchase or to acquire any interest in any real property (other than such rights contained in Real Estate Leases); or

(xi) any outstanding offer which if accepted would constitute a contract or legally binding commitment to enter into any contract or arrangement of the nature described in foregoing subsections (i) through (x).

For purposes of this Agreement "Purchase Orders" shall mean those purchase orders of the Company or Subsidiary and other contracts and commitments issued or entered into by the Company or Subsidiary to or with its suppliers and vendors for the purchase of goods, products and supplies in the ordinary course of business and on the Company's or Subsidiary's standard terms and conditions.

(b) The Company previously has delivered to the Buyer complete and correct copies of each written contract (and any amendments thereto), listed on Section 4.14 or identified in Sections 4.10 [Title], 4.13 [Intellectual Property] or 4.15 [Employees] of the Disclosure Schedule, and Section 4.14 of the Disclosure Schedule contains a complete and correct description of each oral contract to which the Company and each Subsidiary is a party or bound which is required to be disclosed on Section 4.14 of the Disclosure Schedule. Except as set forth in Section 4.14 of the Disclosure Schedule, (i) each such contract is in full force and effect; (ii) neither the Company nor (to the Knowledge of the Company) any other party is in material default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company, the applicable Subsidiary or (to the Knowledge of the Company) by any other party under such contract; and (iii) there are no material disputes or disagreements between the Company or the applicable Subsidiary and any other party with respect to any such contract.

4.15 Employees.

(a) The Company previously has delivered to the Buyer a schedule setting forth the names of all current salaried employees of the Company and each Subsidiary and their current salary rates. Except as set forth in Section 4.15(a) of the Disclosure Schedule, the Company or the applicable Subsidiary has accrued on its books and records all obligations for salaries, vacations, benefits and other compensation with respect to its employees and any of its Former Employees (as hereinafter defined), to the extent required by GAAP, including, but not limited to, severance, bonuses, incentive and deferred compensation. Complete and correct copies of all material written agreements with or concerning any employee (or any Former Employee), including, without limitation, union and collective bargaining agreements, and all employment policies, employee handbooks, and the like, and all amendments and supplements thereto, have previously been delivered to the Buyer, and a list of all such agreements, handbooks and policies is set forth in Section 4.15(a) of the Disclosure Schedule. Except as set forth in Section 4.15(a) of the Disclosure Schedule and except pursuant to the terms of any contract or agreement to which the Company or any Subsidiary is a party and which is listed in any Section of the Disclosure Schedule, since the latest Financial Statement, the Company and the Subsidiaries have not (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the employees, (ii) provided any of the employees with any increased security or tenure of employment, (iii) increased the amounts payable to any of the employees upon the termination of any such person's employment or (iv) amended any Benefit Plan (as hereafter defined) to provide improved benefits to or for the benefit of any of the employees thereunder.

(b) The Company and each Subsidiary have complied at all times and in all material respects with all laws, statutes, rules and regulations applicable with respect to employees or employment practices in each of the jurisdictions in which they operate and/or do business. In particular, the Company and each Subsidiary have complied in all material respects with all laws and statutes, and all rules and regulations applicable to and/or aiming at discriminatory practices (including, without limitation, discrimination based on race, age or gender), labor standards and working conditions, occupational health and safety, payment of minimum wages and overtime rates, worker's compensation, the withholding and payment of Taxes or any other kind of governmental charge from any kind of compensation, or otherwise relating to the conduct of employers with respect to employees or potential employees, and, to the Knowledge of the Company, there are no claims pending or threatened against the Company or any Subsidiary arising out of, relating to or alleging any violation of any of the foregoing. The Company and each Subsidiary have complied with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company and each Subsidiary has complied with the paperwork provisions and anti-discrimination provisions of the INA. The Company and each Subsidiary have obtained and maintained the employee records and I-9 forms in proper order as required by law. Except as set forth in Section 4.15(b) of the Disclosure Schedule, there are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any employees or Former Employees (as hereinafter defined); no organizational effort by any labor union or other collective bargaining unit is pending or, to the Knowledge of the Company, threatened with respect to any employees; and no consent of or any other action by or negotiation with any labor union or other collective bargaining unit is required in connection with or to consummate the transactions contemplated by this Agreement, except as set forth in Section 4.15(b) of the Disclosure Schedule.

4.16 Benefit Plans.

(a) For purposes hereof, the term "Benefit Plan" shall mean each and every defined benefit and defined contribution plan, employee stock ownership plan, consulting or employment agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, severance pay plan, arrangement or practice, employee relations policy, practice or arrangement, retiree medical or life insurance benefits, and each other employee benefit plan, program or arrangement, which at any time has been maintained or contributed to by the Company or any Subsidiary for the benefit of or relating to any of the employees or to any former employee of the Company or any Subsidiary ("Former Employee") or his/her dependents, survivors or beneficiaries, whether written or oral, but not including any multi-employer benefit plans within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan"). Section 4.16(a) of the Disclosure Schedule contains a complete and correct list of all Benefit Plans currently maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or in which it participates or under which it currently has, or in the future may have, any liability or obligation .

(b) Except as set forth on Schedule 4.16(b) of the Disclosure Schedule, each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") with respect to each plan and trust and each material amendment thereto; and to the Knowledge of the Company, nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan. No Benefit Plan is a "voluntary employees beneficiary association" (within the meaning of Section 501(c)(9) of the Code) and there are no current "welfare benefit funds" relating to Employees or Former Employees within the meaning of Section 419 of the Code other than as set forth in Section 4.16(b) of the Disclosure Schedule. No event or condition exists which respect to any Benefit Plan that could subject the Company or any Subsidiary to any material Tax under Section 4980B of the Code (or under its predecessor statute, Section 162(k) of the Code). With respect to each Benefit Plan listed on Schedule 4.16(a), the Company has heretofore delivered to the Buyer complete and correct copies of the following documents, where applicable: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS or Department of Labor, as the case may be, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS in the case of an employee pension benefit plan as defined in Section 3(2) of ERISA, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, and (v) the most recent actuarial report, if any, relating to the Benefit Plan.

(c) Except as set forth on Schedule 4.16(c) of the Disclosure Schedule, neither the Company nor any corporation or other trade or business under common control with the Company or any Subsidiary (as determined pursuant to Section 414(b) or (c) of the Code) (a "Common Control Entity") has maintained or contributed to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any Multi-Employer Plan. The Company and the Subsidiaries have not completely or partially withdrawn from any Multi-Employer Plan and, except as set forth in Section 4.16(c) of the Disclosure Schedule, the Company and the Subsidiaries would have no withdrawal liability under Title IV of ERISA if they were to withdraw as of the date hereof from any multi-employer plan to which the Company or any Subsidiary has contributed. No proceedings by the Pension Benefit Guaranty Corporation (the "PBGC") to terminate any Benefit Plan have been instituted or to the Knowledge of the Company threatened. To the Knowledge of the Company: no event has occurred or condition exists which constitutes grounds for the PBGC to terminate any Benefit Plan; neither the Company, the Subsidiaries nor any Common Control Entity is a party to or has any liability under any agreement imposing secondary liability on it as a seller of the assets of a business in accordance with Section 4204 of ERISA or under any other provision of Title IV of ERISA or other agreement; no contingent or other liability with respect to which the Company or any Subsidiary has, had or could have any liability exists under Title IV of ERISA to the PBGC or to any Benefit Plan. No assets of the Company or any Subsidiary are subject to a lien under Sections 4064 or 4068 of ERISA. Except as set forth in Section 4.16(c) of the Disclosure Schedule, the Company and the Subsidiaries do not currently maintain or contribute to any plan subject to Title IV of ERISA or Section 412 of the Code (other than Multi-Employer Plans), and, except as set forth in Section 4.16(c) of the Disclosure Schedule, each such plan previously maintained or contributed to by the Company and the Subsidiaries has been terminated in accordance with the provisions of the Code and ERISA and the Company and the Subsidiaries do not have any actual or contingent liability associated with any such terminated plan, including, but not limited to, any future obligations or liability associated with (i) the solvency or ability to provide benefits of any insurance company providing annuity payments under such terminated plan, (ii) claims by participants resulting from any alleged breach of fiduciary duty in connection with the termination of any such terminated plan, or (iii) the disqualification of any such terminated plan. All contributions and payments required to be made to or with respect to each Benefit Plan (including contributions to union-sponsored pension or health and welfare plans) with respect to the service of employees or other individuals with or related to the Company or the Subsidiaries prior to the date hereof have been made or have been accrued for in the Financial Statements, or, for periods after the most recent of the Financial Statements and through the Effective Time, will be accrued in the books and records of the Company or the applicable Subsidiary, and will be accrued and reflected as liabilities on the Closing Balance Sheet and, except to the extent so accrued, the Company and the Subsidiaries shall have no liability to or with respect to any Benefit Plan relating to such prior period.

Except as set forth in Section 4.16(c) of the Disclosure Schedule, the Company and the Subsidiaries do not provide, nor do they have any obligation to provide, post-retirement medical, life insurance or other benefits to employees or Former Employees or their survivors, dependents and beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state medical temporary benefits continuation law. Except as set forth in Section 4.16(c) of the Disclosure Schedule, the Company and the Subsidiaries will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement or other compensation agreement as a result of the consummation of the transactions contemplated by this Agreement, nor will the terms or the Company's or any Subsidiary's liability or obligations under any such agreement be altered or increased as a result of such transactions.

(d) Except as set forth in Section 4.16(d) of the Disclosure Schedule: within the last five (5) years none of the Benefit Plans has been subject to a "reportable event," within the meaning of Section 4043 of ERISA (whether or not waived); there have been no "prohibited transactions", within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA; there have been no breaches of fiduciary responsibility within the meaning of Part 4 of Subtitle B of Title I of ERISA to the Knowledge of the Company; and none of the Benefit Plans which are subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code and no event or set of conditions exist which could subject the Company to any material Tax under Section 4971 of the Code or a lien under Section 412(n) of the Code.

(e) Each Benefit Plan has been administered to date in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. All reports and information required to be filed with the Department of Labor, the IRS, the PBGC or plan participants or beneficiaries with respect to any Benefit Plan have been timely filed; there is no dispute, arbitration, claim, suit or grievance pending or to the Knowledge of the Company, threatened, involving a Benefit Plan (other than routine claims for benefits). To the Knowledge of the Company, none of the Benefit Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency and there are no matters pending before the IRS, the Department of Labor, the PBGC or any other domestic or foreign governmental agency with respect to a Benefit Plan. There have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan. Except as set forth in Section 4.16(e) of the Disclosure Schedule, the Company will incur no liability or obligation to make any "parachute payment" (as that term is defined in Section 280G(b)(2) of the Code) to any of the employees prior to the Closing or in connection with the transactions contemplated hereby. No event or set of conditions exists which would subject the Company or any Subsidiary to any material Tax under Sections 4972, 4974-76, 4979, 4980, 4999 or 5000 of the Code as a result of the transactions contemplated hereby or otherwise.

(f) With respect to the Multi-Employer Plans to which the Company is required to contribute under its collective bargaining agreement with General Teamsters Union Local 662, the funding status of such plan and the withdrawal liability of the Company thereunder is, to the Knowledge of the Company, accurately set forth on Section 4.16(f) of the Disclosure Schedule.

(g) Section 4.16(g) of the Disclosure Schedule sets forth a true and complete copy of all of the documents relating to the Company's Severance Pay Plan, and the name of each officer, director and salaried employee entitled to participate in the plan, and the benefit to which such officer, director or employee would be entitled if such person's employment with the Company were terminated involuntarily effective as of the Closing Date.

4.17 Compliance with Applicable Law. Except as set forth in Section 4.17 of the Disclosure Schedule, the Company and the Subsidiaries have complied with all applicable foreign or domestic laws and statutes and all ordinances, codes, rules, regulations, judgments, orders, injunctions, writs or decrees of any Federal, state, local or foreign court or any governmental body or agency thereof to which the Company or any Subsidiary may be subject or which are applicable to the operations, businesses or assets of the Company or any Subsidiary as such businesses are currently conducted. Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company, nor any Subsidiary has received any written notice alleging any such violation, nor does the Company have any Knowledge of any inquiry, investigation or proceeding relating thereto.

4.18 Ability to Conduct the Business. Except as may be disclosed in Sections 4.8 [Legal Proceedings], 4.10 [Title], 4.14(a)(viii), 4.14(a)(ix) or 4.14(a)(x) [Contracts] of the Disclosure Schedule, there is no agreement, nor any judgment, order, writ, injunction or decree against the Company or its Subsidiaries of any court or any governmental body or agency thereof that could prevent the use by the Company or any Subsidiary of any of their material properties and assets or the conduct by the Company or any Subsidiary of their businesses in any material respect.

4.19 Material Suppliers. Section 4.19 of the Disclosure Schedule sets forth a complete and correct list of all written supply contracts, arrangements and understandings (other than Purchase Orders (as defined in Section 4.14) currently in existence between the Company or any Subsidiary and any supplier of merchandise to the Company or the applicable Subsidiary wherein the aggregate volume of purchases from such supplier by the Company and the Subsidiaries in any year exceeds or can reasonably be expected to exceed $1,000,000.

4.20 Inventories. Except for inventory which has been written down on the books of the Company or a Subsidiary to its net realizable value, or is eligible to be returned to the vendors thereof, the merchandise inventory of the Company (the "Inventory") is of merchantable and salable quality and is not damaged or beyond its applicable date code. The quantities of Inventory on hand are such that they can reasonably be expected (on the basis of the Company's past experience) either (i) to be sold within the time period remaining prior to the expiration of their applicable date codes, or (ii) to be able to be returned to the vendors thereof. The Company's inventory is valued on the basis of the lower of cost (determined on a LIFO basis) to the Company or the applicable Subsidiary or fair market value, in the manner described in the Financial Statements, and is accurately and fairly reflected in the Financial Statements and in the books and records of the Company.

4.21 Accounts Receivable. Except as disclosed in Section 4.21 of the Disclosure Schedule, all accounts receivable of the Company and each Subsidiary, including but not limited to all coupon receivables (i) arose from bona fide sales of goods or services or payments related to the same (such as advertising co-op or coupon redemption payments) in the ordinary course of business and consistent with past practice, (ii) are owned by the Company or the applicable Subsidiary free and clear of any Encumbrances, and (iii) are accurately and fairly reflected on the Financial Statements or, with respect to accounts receivable of the Company or the applicable Subsidiary created after the date thereof and through the Effective Time, are and will be accurately and fairly reflected in the books and records of the Company or the applicable Subsidiary. In the Company's judgment, the Company's accounts receivable can reasonably be expected to be collected in the ordinary course of business and without offset or counterclaim, in the net aggregate amount at which they will be reflected on the Closing Balance Sheet.

4.22 Insurance. Section 4.22 of the Disclosure Schedule is a complete and correct list of all insurance (including, without limitation, worker's compensation insurance) policies carried by, or covering, the Company and each Subsidiary with respect to their assets, businesses or employees. Complete and correct copies of each such policy have previously been delivered to the Buyer. All such policies are in full force and effect, and no written notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid in a timely manner.

4.23 Bank Accounts; Powers of Attorney. Section 4.23 of the Disclosure Schedule sets forth a complete and correct list showing: (a) all banks in which the Company and each Subsidiary maintains a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from the Company and each Subsidiary and a summary statement of the terms thereof.

4.24 Minute Books, etc. Except as set forth in Section 4.24 of the Disclosure Schedule, the minute books, stock certificate books and stock ledgers of the Company and each Subsidiary are complete and correct in all material respects and fairly reflect all transactions in shares of the Company's or the applicable Subsidiary's capital stock. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings or written consents to action of the Board of Directors and Shareholders of the Company or the applicable Subsidiary and accurately reflect all material corporate actions of the Company and the applicable Subsidiary which are required by law to be passed upon by the Board of Directors (and all committees thereof) or Shareholders of the Company or the applicable Subsidiary.

4.25 Books and Records. Except as set forth in Section 4.25 of the Disclosure Schedule, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company or the Subsidiaries in connection with the conduct or administration of their businesses (including all means of access thereto and therefrom) are located on the premises of the Company or have been delivered to the Buyer and are under the exclusive ownership and direct control of the Company or the applicable Subsidiary.

4.26 Transactions with Related Parties. Section 4.26 of the Disclosure Schedule contains an accurate and complete list and description of all material agreements relating to the provision of services, use or transfer of property or assets, or outstanding indebtedness, which are currently in effect or which were in effect or occurred at any time after January 29, 1999 between the Company or any Subsidiary and any of the following (each, a "Related Party"): (i) each person who is now or at the time in question was a Principal Shareholder, director or officer of the Company or any Subsidiary; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any person described in (i) (collectively, "near relatives"); (iii) any trust for the benefit of any person described in (i) or any of their respective near relatives; and (iv) any corporation, partnership, joint venture or other entity owned or controlled by any person described in (i) or any of their respective near relatives. Except as set forth in Section 4.26 of the Disclosure Schedule, there is not now and on the Closing Date there will be no outstanding indebtedness, liability or obligation owed by the Company to the Shareholders, of any nature, with the exception of accrued wages, salaries and related employee benefits due in the ordinary course of business to those Shareholders who are also employees, for services performed prior to the Effective Time.

4.27 Environmental Matters.

(a) No Hazardous Substances. Except as set forth in Section 4.27(a) of the Disclosure Schedule, and except for Hazardous Substances (as hereinafter defined in Section 4.27(c)) generated, stored, treated, manufactured, refined, handled, produced, disposed of or used by the Company or the Subsidiaries in the ordinary course of their businesses, in compliance with the requirements of currently applicable laws, rules and regulations or otherwise in a manner which would not give rise to any liabilities or obligations under such laws, rules and regulations (i) neither the Company nor any Subsidiary has caused there to be, nor are there, any Hazardous Substances in, on or under any of the Real Property (as hereinafter defined in Section 4.27(d)); (ii) none of such Real Property has been designated, restricted or investigated by any governmental authority or third party as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances; (iii) no Hazardous Substances have been generated, used, stored, treated, manufactured, refined, handled, produced or disposed of in, on or under, and no Hazardous Substances have been transported, released or disposed of at, from or to, any of such Real Property by the Company or any Subsidiary or by any persons or agents operating under the control, direction and supervision of the Company or any Subsidiary, including, without limitation, all employees, agents and contractors of the Company or any Subsidiary; and (iv) the Company and the Subsidiaries have not received, nor has any of the Real Property been the subject of, any written or oral governmental notice or order or, to the Knowledge of the Company, any inquiry, investigation, environmental audit or assessment, or any lien, encumbrance, decree, easement, covenant, restriction, servitude or proceeding (including, without limitation, the recording or filing of any deed notice, deed restriction or lien) concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from or to, any of such Real Property. Section 4.27(a) of the Disclosure Schedule contains a list of all above ground or underground tanks used for the storage of Hazardous Substances on, above or below the surface of any Real Property.

(b) Compliance with Environmental Laws. Except as disclosed in Section 4.27(b) of the Disclosure Schedule: (i) neither the Company, the Subsidiaries nor any Real Property (including storage tanks or other impoundment vessels, whether above or below ground) are in material violation of, or subject to any material liabilities as a result of any past or current violations of or noncompliance with, any existing federal, state or local law (including common law), statute, ordinance, rule or regulation of any federal, state or local governmental authority relating to pollution or protection of the environment, including, without limitation, statutes, laws, ordinances, rules and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws"); and (ii) no material expenditures are required in connection with the operation of the Company's or the Subsidiaries' businesses as presently conducted in order to comply with any Environmental Laws or with any enacted but prospectively effective Environmental Laws. Except as disclosed in Section 4.27(b) of the Disclosure Schedule, the Company, the Subsidiaries and the Real Property have passed all inspections conducted by applicable governmental authorities and regulatory bodies in connection with the matters described in the preceding sentence. The Company has all approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities required under any Environmental Laws (collectively, "Environmental Permits"). Each of the Environmental Permits is in full force and effect. The Company has complied with all of the terms, conditions and requirements imposed by each of the Environmental Permits. Neither the Company, nor any Subsidiary has received any notice of, and the Company has no Knowledge of, any intention on the part of any applicable governmental authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such Environmental Permit. All cleanup, removal and other remediation activities carried out by the Company or the Subsidiaries or by agents of the Company or the Subsidiaries at the Real Property have been conducted in material compliance with all applicable Environmental Laws, and there is no basis for liability on the part of the Company or any Subsidiary as a result of such activities.

(c) Definition of "Hazardous Substances". For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, emission, waste or other material which, or the presence, nature, quantity and/or concentration or toxicity or existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect of which, either by itself or in combination with other materials located on or associated with any of the Real Property, is defined or listed in, regulated or monitored by, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation applicable to the Real Property as "solid waste," "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances." Hazardous Substances shall include, but not be limited to, (i)(A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any "regulated substance" as defined in the Solid Waste Disposal Act, (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, and (D) any hazardous substance as defined in Section 292.01(5) Wis. Stats., in each case as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws, (ii) petroleum and refined petroleum products, (iii) asbestos and asbestos-containing products, (iv) flammable explosives, (v) radioactive materials, and (vi) radon.

(d) Definition of "Real Property". For purposes of this Section 4.27, the term "Real Property" shall be deemed to include all Real Property (as defined in Section 4.10(c)) at which the operations of the Company or any Subsidiary (or any lessee or sublessee of the Company or any Subsidiary) are currently conducted, together with all other locations (whether leased or owned by the Company or the applicable Subsidiary) at which the operations of the Company or any Subsidiary (or any lessee or sublessee of the Company or any Subsidiary) have previously been conducted in the past five (5) years.

4.28 Full Disclosure. No representation or warranty made by the Company in this Article IV (including, without limitation, any section of the Disclosure Schedule relating thereto), nor any statement, certificate, exhibit, schedule, or other written document or instrument delivered or to be delivered by the Company pursuant to the requirements of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading.

4.29 Reliance. The representations and warranties of the Company made in this Article IV are made by the Company with the knowledge and expectation that the Buyer is placing reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected or deemed waived in any respect whatsoever by reason of any investigation heretofore or hereafter conducted or knowledge gained by or on behalf of the Buyer (including, without limitation, by any of its advisors, consultants or representatives and any information contained in any Phase I or Phase II or other environmental audit or investigation procured by or on behalf of the Buyer or otherwise) prior to the Closing, whether in contemplation of this Agreement or otherwise, or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate, or that any covenant or undertaking has been or might have been breached, at or prior to the Closing, and no claims by the Buyer with respect thereto shall be waived or otherwise affected as a result of such knowledge on the part of the Buyer (or any of its advisors, consultants or representatives) and the Company shall not raise any such matter as a defense to any claim by the Buyer for indemnification hereunder.

4.30 Disclosure Schedule. Any information which is disclosed in the Disclosure Schedule or any other Schedule or Exhibit hereto shall be deemed to be disclosed for all Sections of this Agreement to which such disclosure is relevant. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

ARTICLE V

Representations and Warranties of the Buyer

The Buyer makes the representations and warranties set forth in this Article V, each of which is true and correct as of the date hereof:

5.1 Corporate Organization. The Buyer is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Buyer is current in all filings necessary to maintain its corporate existence under Wisconsin law and no proceedings have been filed or are pending for its dissolution or winding up. The Buyer has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted.

5.2 Authorization. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Buyer, and no other corporate action on the part of the Buyer is necessary to approve and authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding agreement of the Buyer enforceable in accordance with its terms, except that the enforceability of this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and limitations on the availability of the remedy of specific performance and other equitable remedies.

5.3 Consents and Approvals; No Violations. Except as set forth in Section 5.3 of the Disclosure Schedule, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of the Buyer, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its properties or assets may be bound, or result in the creation of any Encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Buyer pursuant to the terms of any such instrument or obligation, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, administration, agency or authority applicable to the Buyer or by which any of its properties or assets may be bound or (iv) require any filing by the Buyer with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Buyer to, any governmental or regulatory body, agency or authority, other than the HSR Filings.

5.4 Investment Purpose. The Buyer is acquiring the Shares for investment for its own account and not with a view to the sale or distribution of any part thereof and the Buyer has no present intention of selling, granting participations in, or otherwise distributing the Shares (not including collateral assignments, transfers to Affiliates of the Buyer or pledges of the Shares for financing purposes).

5.5 No Brokers or Finders. Neither the Buyer nor any of its officers, directors or employees, on behalf of the Buyer, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

5.6 Disclosure. No representation or warranty by the Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Buyer pursuant to the requirements of this Agreement contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE VI
Covenants

6.1 Shareholders Meeting. The Company, acting through its Board of Directors, shall:

(a) duly call, give notice of, convene and hold a special meeting of its Shareholders ("Shareholders Meeting"), to be held as soon as practicable after the date hereof, for the purpose of considering and taking action upon the Plan of Share Exchange; and

(b) include in the notice of meeting the recommendation of the Board of Directors that the Shareholders of the Company vote in favor of the approval and adoption of the Plan of Share Exchange.

6.2 Conduct of the Business of the Company Pending Closing. The Company covenants and agrees with the Buyer that, between the date hereof and the Closing Date, except as set forth in Section 6.2 of the Disclosure Schedule and except as otherwise consented to in writing by the Buyer:

(a) the business of the Company and each Subsidiary will be conducted diligently and only in the ordinary course consistent in all material respects with past practice, with the exception of the closure of the Closed Stores;

(b) no change will be made in the Articles of Incorporation, Bylaws or other charter documents of the Company or any Subsidiary;

(c) except as otherwise contemplated by this Agreement (including the closure of the Closed Stores), the Company shall use its commercially reasonable best efforts to preserve the assets, business and goodwill of the Company and each Subsidiary, to keep available the services of the present employees of the Company and each Subsidiary and to preserve the goodwill of the Company's and each Subsidiary's customers, suppliers and others having business relationships with the Company and the Subsidiaries, provided that the Company and the Subsidiaries shall not be authorized (without the prior written consent of the Buyer) to make any commitment on behalf of the Buyer;

(d) the Company and the Subsidiaries shall not announce or institute any increase in the salary, commission or other compensation (including bonuses) rates payable or to become payable by the Company or any Subsidiary to any employee or agent of the Company or any Subsidiary, or approve, adopt, amend or modify any Benefit Plan or similar plan, agreement or arrangement, except pursuant to the terms of any contract or agreement to which the Company or the Subsidiaries are a party and which is listed in any section of the Disclosure Schedule, or pursuant to existing policies and practices of the Company and the Subsidiaries as described in Section 4.15 of the Disclosure Schedule;

(e) the Company and the Subsidiaries shall not enter into any contract or commitment, or series of related contracts or commitments (except for Purchase Orders), unless such contract or commitment, or series of related contracts or commitments, (i) arises in the ordinary course of business, or (ii) obligates the Company to make expenditures or involves revenues of less than of $50,000.00;

(f) the Company shall promptly advise the Buyer in writing of the commencement or threat (to the extent Known to the Company) of any suit, proceeding or investigation against, relating to or involving the Company or any Subsidiary which, had it existed on the date of this Agreement, would have been required to be disclosed on Section 4.7 [Absence of Changes or Events] of the Disclosure Schedule;

(g) the Company shall promptly advise the Buyer in writing of (i) any material adverse change Known to the Company in the assets, liabilities, financial condition, business, operations or prospects of the Company or any Subsidiary and (ii) any event, condition or state of facts Known to the Company which will or may reasonably be expected to result in the failure to satisfy any of the conditions in Article VII hereof;

(h) the Company shall not create or permit to become effective any Encumbrance (except for Permitted Encumbrances) on the assets, tangible or intangible, of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

(i) the Company and the Subsidiaries shall maintain their current liability, casualty, property and other insurance coverages in full force and effect without reduction in coverage;

(j) the Company and the Subsidiaries shall not issue any additional shares of capital stock, or issue any additional (or modify any outstanding) options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of capital stock of the Company or any Subsidiary;

(k) the Company and the Subsidiaries shall not declare or pay any dividends on or make any other distributions (however characterized) in respect of shares of their capital stock;

(l) the Company and the Subsidiaries shall not repurchase or redeem any shares of their capital stock;

(m) the Company and the Subsidiaries shall not organize any new subsidiary, acquire any capital stock or other equity security of any corporation or acquire any equity or other ownership interest in any business;

(n) the Company and the Subsidiaries shall not make any change in the accounting principles or practices reflected in the Financial Statements or in their methods of applying such principles or practices;

(o) the Company and the Subsidiaries shall not incur any indebtedness, liability or obligation (whether absolute, contingent or otherwise), except in the ordinary course of business and consistent with past practice and not in any event consisting of indebtedness for borrowed money (other than advances under existing credit facilities in the ordinary course of business and consistent with past practice), or guarantee, or act as surety, indemnitor, co-signer or accommodation party for, any indebtedness, liability or obligation of any third party, except for liability due to endorsement of checks in the normal course of collection;

(p) the Company and the Subsidiaries shall not make any capital expenditure or commitment in excess of $25,000.00 in any one instance or $100,000.00 in the aggregate, with the exception of the planned capital expenditures identified on Section 6.2 of the Disclosure Schedule;

(q) the Company and the Subsidiaries shall not cancel any debts or waive any claims or rights of value other than write-offs of accounts receivable (including non-sufficient fund checks) in the ordinary course of business;

(r) the Company and the Subsidiaries shall not sell, transfer or otherwise dispose of any of their material properties or assets (real, personal or mixed, tangible or intangible, and including any tangible personal property or real estate relating to the Closed Stores) except in the ordinary course of business and consistent with past practices;

(s) the Company and the Subsidiaries shall not dispose of or permit to lapse any right to the use of any patent, trademark (including, but not limited to the name "Copps") or copyright (or application therefor), trade name, service mark or brand name or permit to lapse any material license, service mark or brand name permit or form of authorization, or dispose of or disclose to any person, other than the Buyer, any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

(t) the Company and the Subsidiaries shall not pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any Related Party, except for directors' fees and compensation and expense advances and reimbursements to officers and employees, in each case in the ordinary course of business and consistent with past practices;

(u) the Company and the Subsidiaries shall not enter into any lease (as lessor or lessee) of real property or enter into any Material Personal Property Lease;

(v) the Company and the Subsidiaries shall not change any of their current banking relationships;

(w) the Company and the Subsidiaries shall not terminate, amend or fail to perform any obligation under any material contract, lease, commitment or license;

(x) the Company and the Subsidiaries shall comply in all material respects with all laws applicable to them and their properties, operations, business and employees and shall file all required tax returns and other reports required by any governmental agency or authority that are required to be filed on or prior to the Closing Date; and

(y) the Company and the Subsidiaries shall not enter into any agreement or commitment to take any action prohibited under this Section 6.2.

6.3 Access to Personnel, Properties, Books and Records. From the date hereof until the Closing Date, the Company will cooperate fully with the Buyer, in all reasonable respects, in the Buyer's investigation of the business, assets and liabilities of the Company and each Subsidiary. Without limiting the generality of the foregoing, the Company will allow the employees, attorneys, accountants, and other representatives of the Buyer to meet with the management of the Company and each Subsidiary and their representatives, to have full and complete access to the books, records, properties, financial statements and other documents and materials relating to the Company's and the Subsidiaries' operations (including the right to make extracts therefrom or copies thereof). The information furnished by the Company or its representatives to the Buyer or its representatives pursuant to this Section 6.3 shall be subject to the provisions of the Confidentiality Agreement previously entered into between the parties hereto, whether or not such information is marked "Confidential" at the time it is provided or thereafter.

6.4 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees that it shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions to the parties' obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, procuring any consents or approvals referred to in Sections 7.3, 7.7, 7.9 , 7.10, and 7.11 below.

6.5 Tax Matters.

(a) Stub-Period Tax Return.

(i) The Buyer will take all steps necessary or appropriate to cause the Company, from and after the Effective Time, to become a member of the consolidated group of corporations filing consolidated Federal income tax returns with the Buyer, such that the Company's taxable year for Federal income tax purposes will end on the date on which the Effective Time occurs. The Company's Agent shall be responsible for causing the Company to prepare, and to submit to Buyer for filing on behalf of the Company on a timely basis, appropriate Tax returns for the Company and its Subsidiaries for all periods ending prior to or on the Effective Time, to the extent such returns have not been filed prior to the Closing Date. Such returns shall be prepared by or with the assistance of the Company's Accountants or another outside certified public accounting firm reasonably acceptable to the Buyer, and the costs of preparing and filing such returns shall be paid by the Company (and if not paid prior to the Closing Date, or to be paid in the manner provided in Section 11.3 below, shall be accrued as a liability on the Closing Balance Sheet and taken into account in determining the Closing Date Net Book Value).

(ii) The Company's Agent shall deliver a copy of such returns to the Buyer for its thorough review, sufficiently in advance of the due dates of such returns to allow adequate time for such review, and the Company's Agent will consult in good faith with the Buyer regarding any aspects of such returns which the Buyer may question. In the event Buyer and the Company's Agent are unable to resolve any such questions promptly through negotiation, they will refer the matter to the Neutral Accountants for resolution by them in the manner provided under Section 2.6(f)(ii) above, and the Neutral Accountants shall be instructed to use their best efforts to make their determination as to such matter as promptly as practicable. Buyer will be responsible for filing such returns promptly after such review has been completed and any questions raised by Buyer have been resolved.

(b) Options Carryback Refund.

(i) Promptly following the Closing Date, the Company's Agent, at the expense of the Eligible Shareholders, shall cause to be prepared and submit to Buyer for filing on behalf of the Company an appropriate claim for refund of federal income Taxes for the Company and its Subsidiaries (the "Carryback Refund Claim") reflecting the carryback, to the two taxable years of the Company immediately preceding the taxable period ending at the Effective Time (the "Stub Period"), of the net operating loss realized by the Company and the Subsidiaries in the Stub Period. It is anticipated that such loss will be attributable primarily to the deduction claimed as a result of the exercise (or deemed exercise) of the Stock Options. The amount of that deduction so claimed (and as finally allowed by the IRS) is referred to as the "Options Deduction."

(ii) In preparing the Carryback Refund Claim, the Company's Agent will consult with Buyer and will permit the Buyer to review and approve the form and content of the Carryback Refund Claim (which approval shall not be unreasonably withheld or delayed, provided that it is consistent with applicable tax laws and regulations and interpretations thereof). Buyer will file such Carryback Refund Claim promptly after such review has been completed and any questions raised by Buyer have been resolved. In the event Buyer and the Company's Agent are unable to resolve any such questions promptly through negotiation, they will refer the matter to the Neutral Accountants for resolution by them in the manner provided under Section 2.6(f)(ii) above, and the Neutral Accountants shall be instructed to use their best efforts to make their determination as to such matter as promptly as practicable.

(iii) The total amount of the net operating loss for the Stub Period that is eligible to be carried back on the Carryback Refund Claim (as finally allowed) (without limitation by the amount of the Company's taxable income in the years to which it is carried back) is referred to herein as the "NOL." The total tax refund (including any interest) claimed and ultimately allowed by IRS and received by the Company or Buyer as a result of the Carryback Refund Claim is referred to herein as the "Carryback Refund." If the amount of the Options Deduction is greater than or equal to the total NOL, then all of the Carryback Refund will be deemed to be attributable to the Options Deduction. If the amount of the Options Deduction is less than the total amount of the NOL, then the Carryback Refund will be apportioned to the Options Deduction in the same proportion which the amount of the Options Deduction bears to the total NOL. The amount of the Carryback Refund so apportioned to the Options Deduction as provided above is referred to herein as the "Options Carryback Refund." The amount of the Carryback Refund not so apportioned to the Options Deduction is referred to herein as the "Non-Options Carryback Refund."

(iv) If and when the Carryback Refund is received, the amount thereof constituting the Options Carryback Refund (less the portion thereof, if any, allocable to Dissenting Shares and less any portion retained in the Liquidating Trust as provided in Section 2.10 above) will be paid promptly to the Payment Agent for the benefit of the Eligible Shareholders as additional Share Exchange Consideration hereunder. The Payment Agent shall disburse the Options Carryback Refund to or for the benefit of the Eligible Shareholders in the same proportions as the payment of the Final Shareholder Distribution Amount, as provided in Section 2.10.

(v) It is the intent of the parties that these provisions (together with the provisions of Section 2.6(c)) be interpreted to provide the economic benefit of the Options Deduction to the Eligible Shareholders, to the extent (but only to the extent) that it is realized in the form of a refund of or reduction in income taxes paid or payable by the Company or its Subsidiaries in years prior to and through the Stub Period. Buyer agrees that it will not take any action and after the Closing it will not cause the Company to take any action that disputes the Company's position as to, or is inconsistent with, the position taken on the Carryback Refund Claim with respect to the Options Deduction. The parties intend that the Eligible Shareholders shall be entitled to the value of the Non-Options Carryback Refund to the extent and at the value at which it is properly reflected on the Closing Date Balance Sheet in accordance with GAAP, but that the Buyer shall be entitled to the full value of the entire NOL, after its application to the Carryback Refund Claim (as the same may ultimately be adjusted), to the extent that it may be realized via the carry-forward of tax losses or other similar reduction of tax liabilities for any tax period ending after the Effective Time ("NOL Carryforwards"), without paying any additional Share Exchange Consideration for such benefit. Buyer acknowledges that it has received no assurances from the Company and the Company has made no representation in this Agreement or otherwise with respect to the magnitude of any such NOL Carryforwards.

(vi) In the event the IRS notifies the Company or Buyer of its intention to examine, audit, challenge or dispute any portion or aspect of the Carryback Refund Claim prior to such time as the Carryback Refund is paid, the Buyer will promptly notify the Company's Agent thereof, providing the Company's Agent with copies of any notices or communications received from IRS in connection therewith. Any such examination, audit, challenge or dispute with respect to the Carryback Refund Claim or any component thereof that arises after the Carryback Refund is paid (unless the only effect thereof, if resolved adversely to the Company, would be a reduction in the amount of the NOL Carryforwards) will constitute an "Income Tax Claim" within the meaning of, and in all respects be subject to, the Personal Indemnification Agreement, in which event the rights and obligations of the respective parties with respect to the defense or contest of such examination, audit, challenge or dispute, and the procedures to be followed in connection therewith, shall be as provided under Section 4 of the Personal Indemnification Agreement with respect to an "Income Tax Claim" thereunder.

(c) Cooperation in Tax Compliance Matters. Subject to the provisions of paragraph (b) above, the Buyer and the Company's Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and tax refund claims pursuant to this Section and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Company will retain all books and records with respect to Tax matters pertinent to the Company or any Subsidiary relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

6.6 Employee Benefit Matters.

(a) General. Those individuals who are employed by the Company or its Subsidiaries as the Effective Time and who remain, at the Buyer's discretion, employees of the Buyer following the Effective Time shall be referred to hereinafter as "Affected Employees." The Buyer will give Affected Employees full credit for their prior service with the Company or its Subsidiaries (or any service credited as such in connection with a previous acquisition by the Company or any of its Subsidiaries) (i) for purposes of eligibility (including initial participation and eligibility for retirement benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Buyer in which employees of the Company and its Subsidiaries may be eligible to participate and (ii) for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Buyer. Furthermore, the Buyer shall treat compensation received from the Company or its Subsidiaries (or any compensation credited as such in connection with a previous acquisition by the Company or any of its Subsidiaries) as compensation received from the Buyer or any Buyer Subsidiary for the purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Buyer.

(b) Life Insurance. Between the date hereof and sixty (60) days following the Closing Date, those employees of the Company who are insured under life insurance policies owned by the Company will be offered the opportunity, on terms and conditions mutually agreed upon by the Company and the Buyer, to purchase those policies from the Company, at or after the Effective Time, for an amount equal to the cash surrender value of such policy; provided, that with respect to any such policies that are the subject of "split dollar" arrangements between the Company and the insured employee, the insured employee will be entitled to purchase such policies at the amount and on the terms provided in the split dollar agreement between the Company and such employee.

(c) Severance Plan Interpretation. Under the terms of the Company's Severance Pay Plan, in the event the Buyer or the Company offers to continue the employment of any employee of the Company after the Closing Date at an otherwise comparable position but in a different city or locality from that at which the employee is currently employed, such offer shall be deemed not to constitute an offer of a "comparable position" as that term is used in the Severance Pay Plan.

6.7 Access to Books and Records of Company Post-Closing. Following the Closing, the Buyer will allow the Company's Agent, attorneys, accountants and financial advisors ("Company's Representatives") to have reasonable access to the books, records, properties, financial statements and other documents and material, (including the right to make copies thereof) to the extent they relate to time periods prior to and through the Effective Time and are reasonably required for purposes relating to this Agreement and the transactions contemplated hereby or to the prior business relationship between the Company and its Shareholders. The information furnished by the Buyer to the Company's Representatives pursuant to this Section 6.2 shall be deemed to be confidential and shall be subject to the same obligations of confidentiality, non-disclosure and non-use as are imposed under the Confidentiality Agreement with respect to confidential information provided thereunder by the Company to Buyer.

6.8. Employee Status of Principal Shareholders. At the Closing, each Principal Shareholder shall deliver to the Buyer a letter of resignation from his positions as a director and officer of the Company. The delivery of such voluntary resignations shall entitle such Principal Shareholders to the same benefits under the Company's existing Severance Pay Plan as if such Principal Shareholders had been involuntarily terminated by the Company. It is not anticipated that the Buyer will employ any Principal Shareholders following Closing.

6.9 Vehicle Leases. Any Principal Shareholder who desires to retain the use of the vehicle which the Company is currently leasing and providing for his use may do so, but only if, prior to or upon the Closing, such Principal Shareholder (a) purchases such vehicle from the Company at a price equal to Company's cost of purchasing such vehicle from the lessor, together with all costs associated with the termination of the lease of such vehicle, or (b) assumes the existing lease of such vehicle, provided that the Company is released from all obligations under such lease.

ARTICLE VII

Conditions to the Obligations of the Buyer

The obligations of the Buyer to consummate the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless waived by the Buyer in writing:

7.1 Representations and Warranties True. All of the representations and warranties of the Company contained in this Agreement (including, without limitation, the Disclosure Schedule hereto) shall be true and correct in all material respects (for this purpose without regard to any "materiality," Material Adverse Effect," or similar qualification that may be contained within the terms of such representation or warranty itself) on the Closing Date as though such representations and warranties were made on such date (without regard to the Updated Disclosure Schedule), and the Company shall have delivered a certificate to that effect at the Closing.

7.2 Performance. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

7.3 Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the Share Exchange pursuant to this Agreement and the consummation of the transactions contemplated hereby and are identified on Section 7.3 of the Disclosure Schedule, or for the operation of the business of the Company following its acquisition by Buyer hereunder, shall have been duly obtained or made in form and substance reasonably satisfactory to the Buyer and its counsel and shall be effective at and as of the Closing Date, including without limitation, the filing of notices with the appropriate authorities under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Filings") and the expiration of the waiting periods thereunder ("HSR Clearance"). All filing fees associated with the HSR. Filings will be paid by the Buyer.

7.4 Delivery of Closing Documents. The Company shall have delivered to the Buyer the documents referred to in Section 3.2(a) hereof, in form and substance reasonably satisfactory to the Buyer and its counsel.

7.5 Absence of Certain Events. No statute, rule or regulation shall have been enacted or promulgated which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental body or agency thereof which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental body or agency thereof shall have been instituted by any person (or instituted or threatened by any governmental body or agency thereof), and no investigation by any governmental body or agency thereof shall have been commenced, with respect to the transactions contemplated hereby which in the reasonable judgment of the Buyer would substantially deprive the Buyer of any material portion of the economic and business benefits sought to be achieved by this Agreement and the transactions contemplated hereby.

7.6 No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations, cash flows, assets, liabilities, business or operations of the Company taken as a whole during the period between January 26, 2001 and the Closing Date except as expressly provided herein.

7.7 Third Party Consents. The Buyer shall have received all consents of third parties in relation to the Share Exchange that may be required pursuant to any agreement to which the Company or any of the Principal Shareholders is a party or by which it is bound.

7.8 Evidence of Title to Real Property. The Buyer shall have obtained the following documents, confirming the Company's title to all of the Owned Real Property, all of which shall be reasonably satisfactory to Buyer and consistent with the title requirements of Section 4.10 hereof: (a) title commitments for the Owned Real Property, which shall be updated as of the Closing Date, and (b) surveys for the Owned Real Property. The Buyer also shall have obtained leasehold title insurance commitments, to the extent requested by Buyer, confirming the Company's leasehold interest in all of the Leased Real Property. The Company shall pay for the cost of such title insurance commitments and surveys, up to a maximum aggregate amount of $50,000 ("Company's Title and Survey Costs"). The Buyer shall be responsible for paying for any of such costs in excess of $50,000.

7.9 Landlord Consents and Estoppel Certificates. The Buyer shall have received certificates from the lessors of each parcel of Leased Real Property, consenting to the transaction contemplated by this Agreement, if under the Lease such consent is required, confirming that the lease (and in the case of subleases, the underlying prime lease) of such property is in force and effect, that no defaults exist thereunder, and certifying to such other matters, reasonably required by Buyer or its senior lenders, as are usual and customary in transactions of this nature.

7.10 Sublessee Estoppel Certificates. The Buyer shall have received certificates from any sublessees, licensees, or other occupants of the Owned Real Property and the Leased Real Property described on Sections 4.10(a) and 4.10(b) of the Disclosure Schedule, confirming that each such sublease, license, or other agreement or arrangement pursuant to which such person occupies such property is in full force and effect, that no defaults exist thereunder, and certifying to such other matters relating thereto as may reasonably be required by Buyer.

7.11 Subordination, Nondisturbance and Attornment Agreements. The Buyer shall have received Subordination, Nondisturbance and Attornment Agreements from the lender or lenders to the owner of each parcel of Leased Real Property.

7.12 Dissenting Shareholders. The Company shall not have received notices of intent to exercise dissenter's rights, under Section 180.1321 of the WBCL, or indications from Option Holders of their unwillingness to exercise their Options on the terms provided in Section 2.1(b) above, with respect to more than ten (10%) of the Shares in the aggregate.

7.13 Shareholders' Meeting. The Company shall have called and held the Shareholders' Meeting, at which the Plan of Share Exchange and the share exchange contemplated hereby shall have been duly approved by all necessary action on the part of the Shareholders.

ARTICLE VIII
Conditions to the Obligations of the Company

The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions on or prior to the Closing, unless waived by the Company in writing:

8.1 Representations and Warranties True. All of the representations and warranties of the Buyer contained in this Agreement (including, without limitation, the Disclosure Schedule) shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date, and the Buyer shall have delivered certificates to that effect at the Closing.

8.2 Performance. The Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date, including, but not limited to funding the escrow accounts as described in Section 2.2 herein.

8.3 Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the Share Exchange pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Company and its counsel and shall be effective at and as of the Closing Date, including, without limitation, the HSR Filings and the expiration of the waiting periods thereunder.

8.4 Delivery of Closing Documents. The Company shall have received the cash, instruments, agreements and other documents referred to in Section 3.2(b) hereof in form and substance reasonably satisfactory to the Company and its counsel.

8.5 Shareholders' Meeting. This Agreement and the share exchange contemplated hereby shall have been duly approved by all necessary action on the part of the Shareholders at the Shareholders' Meeting.

8.6 Absence of Certain Events. No statute, rule or regulation shall have been enacted or promulgated which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental body or agency thereof which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental body or agency thereof shall have been instituted by any person (or instituted or threatened by any governmental body or agency thereof), and no investigation by any governmental body or agency thereof shall have been commenced, with respect to the transactions contemplated hereby which in the written opinion of the Company's counsel would make it imprudent to proceed with the transactions contemplated hereby.

ARTICLE IX
Termination

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of the Buyer and the Company;

(b) by either the Buyer or the Company if any statute, rule or regulation has been enacted which in the written opinion of counsel for the terminating party would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof or if any court or governmental body or agency thereof shall have issued any writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

(c) by the Buyer, if any of the conditions specified in Article VII have not been met or waived prior to such time as such condition can no longer be satisfied;

(d) by the Company, if any of the conditions specified in Article VIII shall not have been met or waived prior to such time as such condition can no longer be satisfied; or

(e) by the Buyer or by the Company, if the Closing has not been consummated by May 31, 2001 (the "Termination Date"); provided, however, that if the Buyer and the Company have not received their HSR Clearance on or before May 31, 2001, then the Termination Date shall be extended automatically to a date one day after the date such HSR Clearance is received, but in no event later than June 30, 2001 unless the Company, by its board of directors, and the Buyer (each acting in its sole and absolute discretion) both agree to a later date.

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to the preceding Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or their respective officers or directors, except for Sections 11.3 and 11.4 hereof, which shall remain in full force and effect, and except that nothing herein shall relieve any party hereto from liability for a breach of this Agreement prior to the termination hereof. Notwithstanding the foregoing, in the event the Company terminates this Agreement pursuant to Section 9.1(e) and at the time of such termination the Buyer is in material breach of its obligations hereunder, then the Buyer shall pay to the Company, as liquidated damages and in lieu of any and all other rights or remedies the Company may have relating to any breach of this Agreement, the sum of Three Million Dollars ($3,000,000.00).

ARTICLE X

Company's Agent

10.1 Appointment of the Company's Agent.

(a) The Company hereby irrevocably constitutes and appoints Michael W. Copps and Timothy J. Copps to serve jointly as the agents of the Eligible Shareholders ("the Company's Agent," whether one or more), with full power to act for and on behalf of the Eligible Shareholders, for the purpose of representing their interests after the Effective Time in connection with the following matters: (i) consenting to, compromising, resolving or settling any matters arising under Article II of this Agreement, including the amount of the Net Book Value Adjustment, the amount of the Options Carryback Refund, and the methods and procedures for the calculation and payment of the Share Exchange Consideration or any component thereof, (ii) attending to the fulfillment and performance of any and all actions required under this Agreement to be performed by or on behalf of the Eligible Shareholders after the Effective Time; provided, that the power and authority of the Company's Agent under this Article X shall not extend to any of the matters within the power and authority granted to the "Company's Agent" under the Indemnity-Escrow Agreement (unless the Company's Agent under this Agreement and the Company's Agent under the Indemnity-Escrow Agreement are the same person or persons). The appointment of the Company's Agent hereunder is coupled with an interest, and all authority hereby conferred shall be irrevocable and shall not be terminated by the Company or the Eligible Shareholders without the consent of the Buyer, which consent may be withheld for any reason. Such appointment shall be binding upon the successors and assigns of the Company and the Eligible Shareholders.

(b) In furtherance and not in limitation of the authority granted to the Company's Agent in Section 10(a) above, the Company, for itself and successors and assigns, and on behalf of the Eligible Shareholders, hereby authorizes the Company's Agent without notice to the Company or the Eligible Shareholders (but subject to the limitations on the scope of matters that are within the Company's Agent's authority as provided above) to:

(i) waive any provision of this Agreement;

(ii) make and receive notices and other communications pursuant to this Agreement , including any service of process in any legal action or other proceeding arising out of or related to this Agreement or any of the transactions hereunder;

(iii) settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement on behalf of all or any of the Eligible Shareholders (other than a Dissenting Shareholder), including any action to enforce any obligations post-closing (other than a Dissenting Shareholder);

(iv) appoint or provide for a successor Agent, with the consent of the Buyer, such consent not to be unreasonably withheld; and

(v) pay any expenses incurred or which may be incurred by or on behalf of, or are to be paid by, the Company or the Eligible Shareholders in connection with this Agreement.

Each of Michael W. Copps and Timothy J. Copps is referred to herein as an "Initial Agent." In the event that Michael W. Copps is for any reason unable or unwilling to continue to serve as the Company's Agent, then Donald C. Copps shall automatically be appointed as the successor Company's Agent to Michael W. Copps hereunder (to serve jointly with the other Company's Agent appointed herein). In the event that Timothy J. Copps is for any reason unable or unwilling to continue to serve as the Company's Agent, then Frederic C. Copps shall automatically be appointed as the successor Company's Agent to Timothy J. Copps hereunder (to serve jointly with the other Company's Agent appointed herein). In the event that an Initial Agent and his successor are both, for any reason, unable or unwilling to serve as the Company's Agent, then there shall promptly be appointed a successor Company's Agent (to serve jointly with the other Company's Agent then serving), such appointment to be made by the action of Eligible Shareholders who, collectively, were the holders of Shares comprising more than 50% of the total number of Shares immediately prior to the Closing, and failing such appointment, the Buyer may, by written notice given to the Eligible Shareholders, at their last known addresses as contained in the stock records of the Company, designate one of the Eligible Shareholders as such agent (to serve jointly with the other Company's Agent then serving, or if all other Initial and successor appointees are unable or unwilling to serve, then to serve as the sole Company's Agent), provided that the Eligible Shareholder so designated was, immediately prior to the Effective Time, the holder of not less than 5% of the Shares. The appointment of any successor Company's Agent as provided in this paragraph shall not be effective until notice of such appointment has been given to the Buyer and to the Eligible Shareholders in the manner provided herein.

(c) All fees charged and out-of-pocket expenses incurred by the Company's Agent in the performance of his duties hereunder (including, without limitation, attorneys' and accountants' fees) shall be borne by the Company, and the Buyer shall have no liability with respect thereto.

(d) In performing his/their duties hereunder, the Company's Agent will not be liable to the Company or the Eligible Shareholders in the absence of gross negligence or willful misconduct.

(e) If at any time the Company's Agent consists of more than one person, then for all purposes hereunder any notice or communication from or any instruction, consent, waiver, or other instrument or writing signed by, any one of such persons shall constitute the act of the Company's Agent for all purposes hereunder. The Buyer and any other party hereto may rely upon any such notice, communication, instruction, consent, waiver, or other instrument or writing so executed by any one of such persons, without inquiry into the authority of such person with respect thereto. Any notice given or required hereunder to the Company's Agent shall be given to all of the persons then serving as the Company's Agent (provided that if there are more than two then serving, notice to any two of them shall be sufficient).

ARTICLE XI
Miscellaneous Provisions

11.1 Waiver of Compliance. Any failure by any of the parties hereto to comply with any obligation, covenant or agreement or to fulfill any condition herein may be waived only by a written notice from the party entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right or any other right hereunder by that party.

11.2 Notices. All notices and other communications required or permitted hereunder shall be deemed given if given in writing and delivered personally, by commercial delivery service, or by courier, or mailed by registered or certified mail (return receipt requested), postage fees prepaid, to the party to receive the same at its respective address set forth below, or to such other person or at such other address as may from time to time be designated by such party to the others in accordance with this Section 11.2 (provided, that written notice given in any other manner shall nonetheless be effective upon its actual receipt by the party entitled to receive it):

If to the Company prior to Closing, to:

The Copps Corporation

2828 Wayne Street

Stevens Point, WI 54481

Attention: President

If to the Company's Agent after Closing, to both of Michael Copps and Timothy Copps:

Michael W. Copps

210 N. Maple Bluff Road

Stevens Point, WI 54481

And

Timothy J. Copps

1310 Okray Drive

Stevens Point, WI 54481

with a copy to:

Anderson, Shannon, O'Brien, Rice & Bertz

1257 Main Street

P.O. Box 228

Stevens Point, WI 54481-0228

Attention: Mr. Ronald T. Skrenes

If to the Buyer, to:

Roundy's, Inc.

23000 Roundy Drive

Pewaukee, WI 53072

Attention: Edward G. Kitz,

Vice President, Secretary and Treasurer

with a copy to:

Whyte Hirschboeck Dudek S.C.

111 East Wisconsin Avenue

Suite 2100

Milwaukee, WI 53202

Attention: John F. Emanuel

All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, confirmed answer back or other evidence of transmission.

11.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall bear and pay its own expenses in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the Closing occurs hereunder. Without limiting the generality of the foregoing, the Company will be solely responsible for the payment of any fees, expenses or commissions due to any investment banker, financial advisor, intermediary, broker, attorneys or accountants or the like retained by the Company or the Company's Agent (including, but not limited to, Davidowitz & Associates Inc.), except to the extent paid at the Closing as contemplated by Section 2.2 above, and the agreed-upon fees and the reasonable out-of-pocket costs and disbursements payable to the Payment Agent. The Buyer and the Company shall share equally the agreed-upon fees payable to the Escrow Agent and the reasonable out-of-pocket costs and disbursements incurred by the Escrow Agent. All of the Company's and the Shareholders' costs and expenses hereunder, including the Company's Title and Survey Costs (but excluding the Company's share of the Escrow Agent's fees and expenses, which shall be deducted from the escrow funds), the costs of preparing and filing tax returns as provided in Section 6.5(a) and the Carryback Refund Claim, amounts described in the second sentence of this Section 11.3, and the costs and expenses incurred by the Company's Agent, shall be paid out of the Share Exchange Consideration as provided in Sections 2.4 and 2.7.

11.4 Public Announcements. Unless required by any applicable law, rule or regulation or pursuant to any judicial or administrative proceeding wherein such disclosure is required ("Required Disclosure"), and except for disclosures to the Shareholders in connection with the Shareholders' Meeting and the approval of the Plan of Share Exchange by the Shareholders, no party will issue any report, statement or release to the general public, to the trade, to the general, or to any third party (other than its directors), and to its advisors and representatives in connection with the transactions contemplated by this Agreement, except as may be mutually agreed by the Buyer and the Company (and after the Effective Time, by the Buyer and the Company's Agent). The party requiring or proposing to make any Required Disclosure shall provide the other party with reasonable written notice of its intent to do so (and a copy of the proposed disclosure, if in writing) prior to making such disclosure.

11.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations shall be assigned by any party hereto without the prior hereto written consent of the other parties, and any attempted assignment or transfer without such prior written consent shall be null and void.

11.6 No Third Party Beneficiary. Neither this Agreement nor any provision hereof, nor any statement, schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any person or entity other than the parties hereto and their respective successors and permitted assigns.

11.7 Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not intended to be a part of this Agreement and shall not be used in construing it.

11.8 Entire Agreement; Modifications; Severability. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement, together with the Exhibits and schedules hereto, embodies the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, written or oral, of the parties relating to the subject matter hereof; provided, that the Confidentiality Agreement shall remain in effect through the Closing Date and, to the extent that it is specifically incorporated herein by reference, thereafter, and the Access Agreement between the Buyer and the Company dated March 27, 2001 shall remain in effect through the Closing Date. This Agreement may be amended or modified only by an instrument signed by the parties (or, after the Closing, by the Company's Agent on behalf of the Company) or their duly authorized agents. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

11.9 Definition of Knowledge. With respect to the representations and warranties of the Company set forth herein which are made subject to the qualification "to the Knowledge of the Company," the Company shall be deemed to have Knowledge of (i) any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Michael W. Copps, Timothy J. Copps, Frederic C. Copps, Thomas R. Copps, Donald C. Copps, Thomas Sievwright, or Darrell Sherwinski; and (ii) any matter, fact or thing which reasonably should be known by such persons after "due inquiry" of the books, records, properties, assets and personnel of the Company, not including any inquiry of third parties, such as landlords or tenants, taking into account any and all roles or positions which such persons may hold and any and all duties and responsibilities they may have vis-a-vis the Company and its business.

11.10 Definition of Material Adverse Effect. The term "Material Adverse Effect" as used in this Agreement shall mean an effect that is materially adverse to the business, financial condition or results of operations of the Company and the Subsidiaries (or the Buyer and its subsidiaries, as the case may be) taken as a whole; provided, that any impairment of the Company's ability to conduct continuously any material aspect of its business at any one or at more than one of its retail locations will be deemed to constitute a Material Adverse Effect.

11.11 Attorney's Fees. In an action to enforce this Agreement, the prevailing party is entitled to recover from the other party all reasonable out-of-pocket expenses, interest, and reasonable fees and disbursements of counsel and accountants incurred in connection with such action.

11.12 Sole Remedy; Limited Liability of Shareholders. Following the Effective Time, the Buyer's sole remedies against the Shareholders hereunder shall be as provided in the Indemnity-Escrow Agreement (and, with respect to the Principal Shareholders, the Personal Indemnification Agreement and the Noncompetition Agreements). The Shareholders shall have no personal liability in connection with this Agreement or the transactions contemplated hereby except as provided in the Indemnity-Escrow Agreement, the Personal Indemnification Agreement and the Noncompetition Agreements.

11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14 Governing Law . The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to principles of conflicts of law thereunder.

11.15 Exclusive Jurisdiction. Each of the parties hereby (a) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the Federal District Court for the Eastern or Western District of the State of Wisconsin or any state court within Milwaukee, Waukesha or Portage County, State of Wisconsin, and any court to which an appeal may be taken in any such litigation, and (b) by execution and delivery of this Agreement, irrevocably submits to and accepts with respect to any such action or proceeding, for such party's heirs, beneficiaries remaindermen, personal representatives, executors, administrators, fiduciaries and permitted assigns and in respect of such party's properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction under the constitution or laws of the State of Wisconsin or the Constitution or laws of the United States of America or otherwise.

11.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH THIS AGREEMENT OR ANY DISPUTE OR CONTROVERSY HEREUNDER OR THE TRANSACTIONS THAT ARE THE SUBJECT HEREOF.

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Exchange Agreement on the date first above written.

THE COPPS CORPORATION	ROUNDY's, INC.
By: MICHAEL W. COPPS	By: GERALD F. LESTINA
Michael W. Copps, Chairman and Chief Executive Officer	Gerald F. Lestina, President and Chief Executive Officer

EXHIBITS

Exhibit A Articles of Share Exchange

Exhibit B Payment Agent Agreement

Exhibit C Purchase Price Adjustment Escrow Agreement

Exhibit D Indemnity-Escrow Agreement

Exhibit E Personal Indemnification Agreement

Exhibit F Form of Noncompetition Agreement

Exhibit G Company Counsel Legal Opinion

Exhibit H Buyer Counsel Legal Opinion

SCHEDULES

4.1 Corporate Organization

4.2 Authorization; No Violations

4.3 Capitalization of the Company

4.4 Subsidiaries and Affiliates

4.5 Financial Statements

4.6 Absence of Undisclosed Liabilities

4.7 Absence of Certain Changes or Events

4.8 Legal Proceedings

4.9 Taxes

4.10 Title to Properties and Related Matters

4.11 Computer Software

4.12 Licenses, Permits, Authorizations and Consents

4.13 Intellectual Property

4.14 Contracts

4.15 Employees

4.16 Benefit Plans

4.17 Compliance with Applicable Law

4.18 Ability to Conduct the Business

4.19 Material Suppliers

4.20 Inventories

4.21 Accounts Receivable

4.22 Insurance

4.23 Bank Accounts; Powers of Attorney

4.24 Minute Books, etc.

4.25 Books and Records

4.26 Transactions with Related Parties

4.27 Environmental Matters

4.28 Disclosure

4.29 Reliance

4.30 Disclosure Schedule

The foregoing Exhibits and Disclosure Schedules are omitted pursuant to Regulation S-K, Item 601 9(b)(2). Registrant (Roundy's, Inc.) hereby agrees to furnish to the Commission copies of any of the above-listed Disclosure Schedules and Exhibits upon request.